ASSET PURCHASE AGREEMENT



                                         BY AND AMONG


                  CROWN PAPER CO., CROWN VANTAGE NEW HAMPSHIRE ELECTRIC, INC.

                           AND BERLIN MILLS RAILWAY, INC., AS SELLER

                                              AND

                               AMERICAN TISSUE HOLDINGS INC. AND

                            PULP & PAPER OF AMERICA LLC, AS BUYER







                                  Dated as of March 24, 1999



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                                TABLE OF CONTENTS



                                    ARTICLE I
                                   DEFINITIONS

1.1    Definitions.............................................................1

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

2.1    Purchase and Sale of Assets.............................................5
2.2    Excluded Assets.........................................................7
2.3    Assumed Liabilities.....................................................8
2.4    Purchase Price.........................................................10

                                   ARTICLE III
                               RELATED AGREEMENTS

3.1    Related Agreements.....................................................10

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLER

4.1    Organization, Qualification............................................11
4.2    Authority Relative to this Agreement...................................12
4.3    Consents and Approvals.................................................12
4.4    Non-Contravention......................................................13
4.5    Environmental Matters..................................................13
4.6    Licenses and Permits...................................................14
4.7    Compliance with Laws...................................................14
4.8    Financial Statements...................................................15
4.9    Litigation.............................................................15
4.10   Absence of Changes.....................................................16
4.11   Title to Purchased Assets..............................................18
4.12   Real Property..........................................................18
4.13   Leases.................................................................20
4.14   Inventory..............................................................20
4.15   Intellectual Property and Software.....................................20
4.16   Material Contracts.....................................................23
4.17   Maintenance of the Equipment...........................................23
4.18   Sufficiency of Purchased Assets........................................24
4.19   Labor Matters..........................................................24
4.20   Employee Benefit Plans.................................................24
4.21   Taxes..................................................................25


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4.22   Insurance..............................................................25
4.23   Undisclosed Liabilities................................................26
4.24   Powers of Attorney.....................................................26
4.25   Product Warranty.......................................................26
4.26   Product Liability......................................................26
4.27   Finders................................................................26
4.28   Related Party Transactions.............................................26
4.29   Year 2000 Compliance...................................................27
4.30   Books and Records......................................................27
4.31   Shares of ARCO.........................................................27
4.32   Disclosure.............................................................27

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1    Organization, Qualification............................................28
5.2    Authority Relative to this Agreement...................................28
5.3    Consents and Approvals.................................................29
5.4    Non-Contravention......................................................29
5.5    Litigation.............................................................29
5.6    Finders................................................................30

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

6.1    Conduct of Business of the Facility....................................30
6.2    Notification...........................................................30
6.3    Forbearances by Seller.................................................31
6.4    Insurance, Landfill, Financial Security................................32
6.5    Negotiations with Others...............................................32
6.6    Investigation of Businesses and Properties.............................32
6.7    Confidentiality........................................................32
6.8    Taxes and Recording Fees...............................................33
6.9    Proration of Lease Payments, Utility Charges and Other Payments........33
6.10   Allocation of Purchase Price...........................................33
6.11   Collection of Accounts Receivable......................................33
6.12   Bulk Sales Laws........................................................34
6.13   Materials Received After Closing.......................................34
6.14   Retention of Books and Records.........................................34
6.15   HSR Filings............................................................34
6.16   Expenses...............................................................34
6.17   Public Announcements...................................................34
6.18   Subsequent Events......................................................35
6.19   Efforts to Consummate..................................................35
6.20   Further Assurances.....................................................36
6.21   Inventory Adjustment...................................................36

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6.22   Real Property Information..............................................37
6.23   Certain Incomplete Deliveries..........................................38
6.24   Pulp Mill Shutdown Costs...............................................38

                                   ARTICLE VII
                                    COVENANTS

7.1    Transition.............................................................39
7.2    Covenant Not To Compete................................................39
7.3    Permit Application.....................................................40
7.4    Tax Clearance..........................................................40

                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE MATTERS

8.1    Transferred Employees..................................................41
8.2    Employee Benefit Plans.................................................41
8.3    Worker's Compensation..................................................42
8.4    Severance and Vacation Pay.............................................42
8.5    Other Liabilities Relating to Employees................................43
8.6    Administration.........................................................43

                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF BUYER

9.1    Representations and Warranties.........................................43
9.2    Performance of this Agreement..........................................44
9.3    Corporate Authorization................................................44
9.4    Consents and Approvals.................................................44
9.5    Injunction, Litigation.................................................44
9.6    Legislation............................................................44
9.7    Title Insurance, Estoppel Certificates.................................44
9.8    Receipt of Licenses and Permits and Environmental Permits..............45
9.9    Related Agreements, Documents and Instruments..........................45
9.10   No Change..............................................................45
9.11   Payment of Transfer Taxes..............................................45
9.12   Bulk Sales Compliance..................................................45
9.13   Results of Environmental Audit.........................................45
9.14   Opinion of Counsel for Seller..........................................46
9.15   No Material Adverse Change.............................................46
9.16   HSR Act................................................................46
9.17   Termination of Liens...................................................46
9.18   Closing of Sale of Senior Notes........................................46
9.19   Cluster Compliance.....................................................47

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                                    ARTICLE X
                       CONDITIONS TO OBLIGATIONS OF SELLER

10.1   Representations and Warranties.........................................47
10.2   Performance of this Agreement..........................................47
10.3   Limited Liability Company Authorization................................47
10.4   Consents and Approvals.................................................47
10.5   Injunction, Litigation.................................................47
10.6   Legislation............................................................48
10.7   Opinion of Counsel for Buyer...........................................48
10.8   HSR Act................................................................48

                                   ARTICLE XI
                                     CLOSING

11.1   Time and Place of Closing..............................................48
11.2   Deliveries by Seller...................................................48
11.3   Deliveries by Buyer....................................................49
11.4   Deliveries by Seller and Buyer.........................................50

                                   ARTICLE XII
                                 INDEMNIFICATION

12.1   Indemnification by Seller..............................................50
12.2   Indemnification by Buyer...............................................52
12.3   Third Party Claims.....................................................53
12.4   Limitations on Indemnification.........................................54
12.5   Survival, Investigation................................................54
12.6   Exclusive Remedy. .....................................................54

                                  ARTICLE XIII
                        TERMINATION, AMENDMENT AND WAIVER

13.1   Termination............................................................55
13.2   Effect of Termination..................................................55
13.3   Amendment..............................................................56
13.4   Extension, Waiver......................................................56
13.5   Termination of ATH's Obligations.  ....................................56

                                   ARTICLE XIV
                               GENERAL PROVISIONS

14.1   Option to Purchase Shares of Electric..................................56
14.2   Notices................................................................56
14.3   Interpretation.........................................................57
14.4   Counterparts...........................................................57
14.5   Waiver.................................................................57

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14.6   Modification...........................................................58
14.7   Severability...........................................................58
14.8   Stricken Words or Phrases..............................................58
14.9   Number and Gender......................................................58
14.10  Miscellaneous..........................................................58
14.11  Specific Performance...................................................58
14.12  Governing Law..........................................................58

List of Schedules:

1.1            Persons With "Knowledge"
2.1(i)         Real Property
2.1(ii)        Equipment
2.1(iv)        Environmental Permits
2.1(v)         Licenses and Permits
2.1(vi)        Intellectual Property
2.1(vii)       Utility Agreements
2.1(ix)        Prepaid Expenses and Deferred Charges
2.1(x)         Assets of Electric and Railway
2.1(xii)       Facility Software
2.1(xiii)      Shared Software
2.2(iii)       Non Assignable Environmental Permits and Licenses and Permits
2.2(vi)        Excluded Assets
2.3(a)(i)      Industrial Revenue Bonds
4.1(b)         Real Property and Assets of Electric
4.1(c)         Real Property and Assets of Railway
4.3            Seller Consents and Approvals
4.3            Consents and Approvals of Electric
4.3            Consents and Approvals of Railway
4.5            Environmental Permits
4.6            Licenses and Permits
4.7            Compliance with Laws
4.8            Financial Statements
4.9            Litigation
4.10           Absence of Changes
4.11           Title to Purchased Assets
4.12(c)        Real Property Compliance with Laws
4.12(d)        Defects Affecting Real Property
4.12(h)        Leases, Subleases, Licenses, Covenants, Easements, Concessions
               or Other Agreements Affecting Real Property
4.12(i)        Underground Storage Tanks
4.13           Leases
4.14           Inventory
4.15(c)        Title to Intellectual Property
4.15(e)        Shared Software Programs
4.16           Material Contracts


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4.18           Sufficiency of Purchased Assets
4.19  (a)      Collective Bargaining Agreements, Employment Contracts and
               Consulting Agreements to be Assumed by Buyer
4.19(b)        Notices Regarding Labor Matters
4.19(d)        Employee Claims
4.20           Employee Benefit Plans
4.21(b)        Return Audits
4.22           Insurance
4.25           Seller's Standard Terms and Conditions of Sale
4.28           Related Party Transactions
4.29           Exceptions to Year 2000 Compliance
5.3            Buyer Consents and Approvals
5.5            Litigation Threatened against Buyer
6.6            Scope of Phase II Environmental Audit
7.2(iii)       Employees That Seller Will Not Employ
7.2(a)         Manufacturing of Target Grades at Berlin-Gorham and other
               Crown Mills
8.2            Employee Benefit Plans to be established by Buyer



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                            ASSET PURCHASE AGREEMENT


     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of March 24, 1999, is made by and among CROWN PAPER CO., a Virginia corporation ("Crown"), CROWN VANTAGE NEW HAMPSHIRE ELECTRIC, INC., a New Hampshire corporation and a wholly-owned subsidiary of Crown ("Electric"), BERLIN MILLS RAILWAY, INC., a New Hampshire corporation and a wholly-owned subsidiary of Crown ("Railway," and together with Crown and Electric, collectively, "Seller"), and AMERICAN TISSUE HOLDINGS INC., a Delaware corporation ("ATH") and PULP & PAPER OF AMERICA LLC, a New York limited liability company ("PPA" and together with ATH, "Buyer").


                                    RECITALS


     Seller desires to sell to Buyer substantially all of the assets of its integrated pulp and paper mills located in Berlin and Gorham, New Hampshire and related hydroelectric generating facilities and landfill (collectively, the "Facility"), and Buyer desires to purchase from Seller such assets, with the exception of certain excluded assets, upon the terms and conditions and for the consideration hereinafter set forth, which consideration consists of cash and the assumption of certain liabilities.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

"Arbitrator" has the meaning set forth in Section 6.21(a).

"ARCO" has the meaning set forth in Section 2.1(x).

"Assumed Liabilities" has the meaning set forth in Section 2.3.

"ATC" has the meaning set forth in Section 6.7.

"ATH" has the meaning set forth in the introductory paragraph of this Agreement.

"Basket" has the meaning set forth in Section 12.1(i).

"Brokerage Agreement"  has the meaning set forth in Section 3.1(i).


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"Business" has the meaning set forth in Section 2.1(iii).

"Buyer Indemnified Parties" has the meaning set forth in Section 12.1.

"Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

"Closing" has the meaning set forth in Section 11.1.

"Closing Date" has the meaning set forth in Section 11.1.

"Closing Inventory Statement" has the meaning set forth in Section 6.21(a)(i).

"Cluster Rule" has the meaning set forth in Section 9.19.

"Compete" has the meaning set forth in Section 7.2.

"Crown" has the meaning set forth in the introductory paragraph of this Agreement.

"Electric" has the meaning set forth in the introductory paragraph of this Agreement.

"Employee" has the meaning set forth in Section 8.1.

"Encumbrances" has the meaning set forth in Section 4.11.

"Environmental Laws" has the meaning set forth in Section 4.7.

"Environmental Liabilities" has the meaning set forth in Section 2.3(a)(iii).

"Environmental Permits" has the meaning set forth in Section 2.1(iii).

"Equipment" has the meaning set forth in Section 2.1(ii).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Expert" has the meaning set forth in Section 9.13(a).

"Facility" has the meaning set forth in the Recitals.

"Facility Software" has the meaning set forth in Section 2.1(xii).

"Final Closing Inventory Statement" has the meaning set forth in Section 6.21(a)(ii).

"Financial Statements" has the meaning set forth in Section 4.8.



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"Governmental Authority" has the meaning set forth in Section 4.5.

"Handling Hazardous Substances" has the meaning set forth in Section 4.5.

"Hazardous Emissions" has the meaning set forth in  Section 4.5.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 12.3.

"Indemnifying Party" has the meaning set forth in Section 12.3.

"Intellectual Property" has the meaning set forth in Section 2.1(vi).

"Inventory" has the meaning set forth in Section 2.1(iii).

"Law" has the meaning set forth in Section 2.3(a).

"Leases" has the meaning set forth in Section 4.13.

"Legal Action" has the meaning set forth in Section 12.3.

"Liabilities" has the meaning set forth in Section 2.3(a).

"Licenses and Permits" has the meaning set forth in Section 2.1(v).

"Material Contracts" has the meaning set forth in Section 4.16.

"Minimum" has the meaning set forth in Section 12.1(i).

"Ordinary Course of Business" has the meaning set forth in Section 2.1(ix).

"Pension Plans" has the meaning set forth in Section 4.20.

"Permitted Exceptions" has the meaning set forth in Section 6.19.

"Publishing Grades" has the meaning set forth in the Strategic Alliance
Agreement.

"Purchase Price" has the meaning set forth in Section 2.4.

"Purchased Assets" has the meaning set forth in Section 2.1.

"Purchased Hardware and Software" has the meaning set forth in Section 4.29.

"Railway" has the meaning set forth in the introductory paragraph of this Agreement.



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"Real Property" has the meaning set forth in Section 2.1(i).

"Related Agreements" has the meaning set forth in Section 3.1.

"Related Party" has the meaning set forth in Section 4.28.

"Returns" has the meaning set forth in Section 4.21(b).

"Schedule," together with the numeric designation thereof (e.g., "Schedule 4.3"), means the specifically enumerated Schedule. Except to the extent otherwise expressly provided herein, each Schedule has been separately delivered and agreed to as of the date of this Agreement.

"Seller Documents" has the meaning set forth in Section 4.2(a).

"Seller Indemnified Parties" has the meaning set forth in Section 12.2.

"Shared Software" has the meaning set forth in Section 2.1(xiii).

"SEC" means the Securities and Exchange Commission.

"Strategic Alliance Agreement" has the meaning set forth in Section 3.1(i).

"Survival Date" has the meaning set forth in Section 12.5.

"Sustaining Grades" has the meaning set forth in the Brokerage Agreement.

"Taxes" has the meaning set forth in Section 4.21(b).

"Target Grades" has the meaning set forth in the Brokerage Agreement.

"Target Value" has the meaning set forth in Section 6.21.

"To the knowledge of Buyer" means the actual present knowledge of those officers and employees of Buyer, after due inquiry, listed in Schedule 1.1.

"To the knowledge of Seller" means the actual present knowledge of those officers and employees of Seller, after due inquiry, listed in Schedule 1.1.

"Transferred Employees" has the meaning set forth in Section 8.1.

"Utility Agreements" has the meaning set forth in Section 2.1(vii).

"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.



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"Welfare Plans" has the meaning set forth in Section 4.20.

"Work" has the meaning set forth in Section 6.24.

"Y2K Remediation Project" has the meaning set forth in Section 4.29.


                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Assets. At the Closing, Seller will sell, assign, transfer, grant, convey and deliver to Buyer and/or one or more of its designees, and Buyer and/or one or more of its designees shall purchase, acquire and take delivery, or cause one or more of its designees to purchase, acquire and take delivery, from Seller, for the consideration hereinafter set forth in Sections 2.3(a) and 2.4, of the following listed assets, properties and rights of Seller (the "Purchased Assets"):

          (i) the real property listed in Schedule 2.1(i) which, together with the structures, fixtures and other improvements thereon and the appurtenances thereto and all rights and privileges pertaining thereto, is hereinafter referred to as the "Real Property";

          (ii) the machinery, equipment (including, without limitation, electronic data processing equipment and peripheral equipment), hydro electric facilities and transmission system, furniture, vehicles, tools, supplies, hardware, spare parts and other tangible personal property (other than the tangible personal property described in other clauses of this
     Section 2.1) listed in Schedule 2.1(ii), (hereinafter referred to collectively as the "Equipment");

          (iii) all raw materials, work-in-process, pulp and finished goods inventories, stores and supplies, wherever located, which are owned by Seller and are used in the business of the Facility (the "Business") (which inventories, stores and supplies are hereinafter referred to collectively as the "Inventory");

          (iv) the Environmental Permits and applications held by Seller which are assignable and relate exclusively to the Purchased Assets and/or the Business listed in Schedule 2.1(iv), and used herein, "Environmental Permits" means federal, state and local governmental licenses, permits, and other authorizations and approvals, whether foreign or domestic, which relate to the environment or to public health and safety or worker health and safety as they may be affected by the environment;

          (v) the Licenses and Permits and applications held by Seller which are assignable and relate exclusively to the Purchased Assets and/or the Business listed in Schedule 2.1(v); as used herein, "Licenses and Permits" means federal, state


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     and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than "Environmental Permits";

          (vi) the Intellectual Property owned or licensed by Seller or which Seller has the right to use, which is used in or relates to the Business listed in Schedule 2.1(vi); as used herein, "Intellectual Property" means
     (A) all rights and interests of Seller in trade names, trademarks, and service marks (including trademark and service mark registrations and applications for registration) related to the Business (but excluding those relating to Sustaining Grades, Target Grades and Publishing Grades), and
     (B) the following other intellectual property rights and interests used in or related to the Business: patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations, licenses, franchises and certificates for any of the foregoing), inventions, trade secrets, proprietary information, goodwill, know-how, shop rights, technology, drawings, blueprints, specifications, proprietary processes and all other industrial and intellectual property rights that are used in or relate to the Business, provided that Seller shall retain a perpetual, royalty-free, non-exclusive license to use all of the Intellectual Property rights and interests described in this Section 2.1(vi)(B).

          (vii) all rights and interests of Seller in, to and under all Material Contracts and Leases and all rights and interests of Seller in, to and under all other contracts and commitments which relate exclusively to the Purchased Assets or the Business, including, but not limited to, cutting and timber rights and contracts; and all rights to contracts and agreements for the provision of gas, water, steam, electricity, telecommunications services and other utilities (if any) supplied to the Real Property listed in Schedule 2.1(vii) ("Utility Agreements");

          (viii) all books and records (or true and complete copies thereof) pertaining to the Business, the Purchased Assets and operations of the Facility, wherever located, including, without limitation, computerized records, databases and any associated software and documentation as to assets, liabilities, revenues, expenditures of, and financial transactions, as to taxes, shipping, supplier lists, Environmental Protection Agency manifests, etc. used or maintained in the Facility or in connection with the Business, or otherwise pertaining to the Purchased Assets or the Business, including, without limitation, operations logs, equipment repair and maintenance logs, environmental data, books and records relating to or containing production data, manufacturing and quality control information, sales or marketing information, customer invoices, customer lists, vendor and supplier lists and information, and personnel records of those employees of the Facility who will become Transferred Employees;

          (ix) except as otherwise expressly set forth herein, all general intangibles and other intangible personal property of whatever kind or character relating to the Business, whether evidenced in writing or not, including, but not limited to, those categories of prepaid expenses and deferred charges created in the ordinary course of business consistent with past custom and practice (including with


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     respect to quantity and frequency) ("Ordinary Course of Business"), databases, proprietary assays, claims, refunds and causes of action (whether fixed or contingent) of the business listed in Schedule 2.1(ix);

          (x) all of the shares of the capital stock of Androscoggin Reservoir Company ("ARCO") owned by Seller beneficially and/or of record;

          (xi) all technical materials and guidelines relating to the Business, and all brochures, sales literature, promotional material and other marketing and selling materials relating to pulp and toweling;

          (xii) to the extent assignable, transferable or licensable, all rights and interests of Seller in and to the computer software programs and databases (and documentation related thereto) that are used exclusively at the Facility but are not used by Seller in its operations in locations other than the Facility, as listed in Schedule 2.1(xii) (the "Facility Software");

          (xiii) non-exclusive rights and licenses to use the computer software programs and databases (and documentation related thereto) that are used at the Facility and are also used by Seller in its operations in locations other than the Facility as listed in Schedule 2.1(xiii) (the "Shared Software"), to the extent that such rights can be granted or licensed;

          (xiv) all causes of action, software and equipment warranties and legal claims relating to the Purchased Assets; and

          (xv) except as otherwise expressly provided in this Agreement, all other assets and rights of every kind and nature, real or personal, tangible or intangible, other than the Excluded Assets under Section 2.2 hereof, that are owned or claimed by Seller and that are necessary to, or used by Seller primarily in connection with the Purchased Assets or the Business, whether or not such Purchased Assets are reflected on the Financial Statements, or acquired thereafter by Seller.

     2.2 Excluded Assets. The following assets relating to the Facility (the "Excluded Assets") are not included in the Purchased Assets:

          (i) all cash and cash equivalents, including cash on hand, in bank accounts and in the escrow account relating to the Industrial Revenue Bonds, certificates of deposit, commercial paper and securities (other than shares of the capital stock of ARCO to be delivered to Buyer or its designees pursuant to Section 2.1) belonging to Seller, except petty cash funds located at the offices of the Facility on the date of the Closing;

          (ii) all accounts receivable and notes receivable related to the Business on the date of the Closing;



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

          (iii) all Environmental Permits and Licenses and Permits held by Seller which by operation of law are not assignable which are listed in
     Schedule 2.2(iii);

          (iv) all prepaid expenses and deferred charges relating to the Facility and belonging to Seller, other than those listed in Schedule 2.1(ix);

          (v) all refunds or rebates paid or payable by vendors or suppliers relating to purchases for the Facility otherwise properly allocable to periods prior to the Closing; and

          (vi) all other assets listed in Schedule 2.2(vi).

     2.3 Assumed Liabilities. (a) Except to the extent set forth in paragraph
(b) below, at the Closing, PPA will assume the following specifically listed actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, assessments, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, debts, liabilities, obligations, taxes, liens, losses, expenses and fees, including reasonable attorneys' fees, whether accrued or fixed, absolute or contingent, material or immaterial, or determined or determinable ("Liabilities"), arising under any federal, state, local or foreign, statute, law, ordinance, regulation or rule of law (collectively, the "Law") or otherwise, of Seller which relate to the Purchased Assets and/or the Business and are not paid or discharged at or before the Closing, and PPA shall not assume, incur, guarantee or otherwise be obligated with respect to any Liabilities whatsoever of Seller other than as so stated:

          (i) all obligations of Seller relating to the Purchased Assets or the Business arising from the Material Contracts, Leases and other contracts and commitments described in Section 2.1(vii), to the extent such obligations, by their stated terms, are to be performed in the Ordinary Course of Business subsequent to the Closing, other than Liabilities arising from breaches thereof or Liabilities accruing thereunder on or prior to the Closing;

          (ii) certain Liabilities of Seller relating to employees and employee benefits to the extent set forth in Article VIII; and

          (iii) except as set forth in Section 9.13, all liabilities and obligations arising from Hazardous Emissions and Handling Hazardous Substances at the Facility (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise), under any law, regulation, policy or guideline, including but not limited to, obligations to clean up, remedy or otherwise to restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith, regardless of whether such liabilities or obligations arose before or after the Closing (such liabilities and obligations referred to herein as "Environmental Liabilities").



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The Liabilities hereinabove listed, and to be assumed by PPA, are hereinafter referred to collectively as the "Assumed Liabilities."

     (b) Notwithstanding the provisions of paragraph (a) above, Seller is retaining, and Buyer is not assuming, and shall not be deemed to have assumed, any Liabilities of Seller of any kind or nature whatsoever, except those expressly provided for in Section 2.3(a) above. Without limiting the generality of the foregoing, except as otherwise set forth in this Agreement and subject to
Section 2.3(a) above, Buyer is not assuming any Liabilities and shall not have any obligation for or with respect to:

          (i) any Liabilities for federal, state and local taxes or assessments, and related penalties and interest, incurred or suffered by Seller or its affiliates in the conduct of, or relating to, the Business prior to the Closing or incurred by Seller with respect to any of the transactions contemplated hereby including, without limitation, all income, payroll, value added, sales, use, ad valorem, transfer, franchise, withholding, property excise taxes, timber tax, worker's compensation tax, governmental fees or other like assessments or charges of any kind;

          (ii) any Liabilities, whether civil or criminal in nature, arising out of any actual or alleged violation by Seller which occurred, or which are alleged to have occurred, prior to the Closing, or by any previous owner of any of the Purchased Assets, of any federal, state or local law, rule, regulation, judicial or administrative order, judgment or decree, or governmental permit, license, approval or authorization, with the exception of Environmental Liabilities;

          (iii) any Liabilities of Seller or its affiliates arising from a breach by Seller or its affiliates prior to the Closing of any contract or agreement, including, without limitation, Material Contracts and Leases;

          (iv) any Liabilities arising under any contract or agreement, including, without limitation, Material Contracts and Leases, if the rights of Seller or its affiliates are, for any reason, not transferred to, or the benefits thereunder are not otherwise made available to, Buyer at the Closing;

          (v) except to the extent expressly otherwise provided in Article VIII hereof, any Liability in respect of (A) any worker's compensation or long-term disability for former or present employees of Seller or its affiliates, whether or not such employees are Transferred Employees, if the claim arose prior to Closing; (B) any obligation of Seller or its affiliates to indemnify any person, including, without limitation, by reason of the fact that such person is or was an officer, director or employee or agent of Seller or its affiliates; (C) any pension costs for former or present employees of Seller or its affiliates, whether or not such employees are Transferred Employees, relating to the period of employment prior to the Closing, (D) any post-retirement medical benefits due to former or present employees of Seller, or (E) any severance or separation pay or allowances for former or present employees of Seller or its affiliates who are not Transferred Employees.

          (vi) any Liabilities of Seller or its affiliates under unsatisfied purchase obligations other than the Assumed Liabilities;

          (vii) any obligation of Seller or its affiliates under any employment or consulting agreements or arrangements;

          (viii) any Liabilities of Seller or any of its affiliates for any refunds,

     rebates, discounts or other such sums, whether falling due before or after the Closing;

          (ix) any Liabilities of Seller or any of its affiliates, including, without limitation, inter-company interest payable and accounts payable;

          (x) any Liabilities of Seller or its affiliates for legal, accounting and other professional services rendered to Seller or its affiliates;

          (xi) any Liabilities of Seller or its affiliates arising out of any action, suit, investigation or proceeding to the extent based upon an event occurring or a claim arising (i) prior to the Closing or (ii) after the Closing in the case of claims in respect of products or services sold or provided by Seller prior to the Closing and attributable to acts performed or omitted by Seller or its affiliates prior to the Closing;

          (xii) any other Liabilities of Seller or its affiliates relating to the Purchased Assets and/or the Business that are incurred prior to the Closing, including, without limitation, any accounts payable or other current Liabilities of Seller or its affiliates and any other liabilities of Seller or its affiliates incurred in connection with its efforts to consummate the transactions contemplated hereby; and

          (xiii) any Liabilities of Seller arising out of indebtedness for borrowed money, including, without limitation, loans and credit lines of Seller.

     2.4 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price"), shall be Forty-Five Million Dollars ($45,000,000), payable in cash at the Closing by electronic funds transferred to a deposit account with the financial institution specified by Seller in writing to Buyer no less than twenty-four (24) hours prior to the Closing. The Purchase Price shall be subject to the adjustment as set forth in Section 6.21.

                                   ARTICLE III
                               RELATED AGREEMENTS

     3.1 Related Agreements. In connection with the sale and purchase of the Purchased Assets, the agreements listed in Sections 3.1(i) and 3.1(ii) below between Crown and PPA will be executed simultaneous with this Agreement and will become effective as of the Closing Date, and Crown and PPA will use reasonable best efforts to enter into the agreements listed in Section 3.1(iii) below on the Closing Date:

          (i) A paper brokerage agreement regarding "Target Grades" and "Sustaining Grades" of papers produced at the Facility (the "Brokerage Agreement") and a strategic alliance agreement regarding "Publishing Grades" of paper produced at the Facility (the "Strategic Alliance Agreement").

          (ii) A pulp purchase agreement regarding pulp produced at the Facility; and

          (iii) Transitional services agreements, pursuant to which each of Seller and Buyer (and its designees) will provide the other(s) with certain transitional services relating to the operation and management of the Business and the corporate operations of Seller following the Closing, such services to be provided at cost, without profit.

The foregoing agreements are hereinafter referred to collectively as the "Related Agreements."

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer the following:

     4.1 Organization, Qualification. (a) Crown is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite corporate power and authority to own all of its properties and assets, including, without limitation, the Purchased Assets and to carry on the Business as it is presently being conducted. Seller is duly qualified and in good standing to do business in New Hampshire and in each other jurisdiction in which the conduct of the ownership or leasing of its assets or the Business makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Purchased Assets or the Business.

     (b) Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and a wholly-owned subsidiary of Crown, and has all requisite corporate power and authority to own, and does own, all of its properties and assets, including, without limitation, the assets listed in Schedule 4.1(b), and to carry on its business as it is presently being conducted. Electric is duly qualified and in good standing to do business in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Purchased Assets or its business.

     (c) Railway is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and a wholly-owned subsidiary of Crown, has all requisite corporate power and authority to own, and does own, all of its properties and assets, including, without limitation, the assets listed in Schedule 4.1(c), and to carry on its business as it is presently being conducted. Railway is duly qualified and in good standing to do business in each other jurisdiction in which the ownership or leasing of its assets or the conduct of its business makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Purchased Assets or its business.

     4.2 Authority Relative to this Agreement. (a) Seller has all requisite corporate power and authority under its respective articles of incorporation and by-laws, each as amended to date, and applicable laws to execute and deliver this Agreement, the Related Agreements and each other agreement, instrument or document to be executed and delivered by it hereunder to which it is a party (collectively, the "Seller Documents") and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Seller of the Seller Documents, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of each Seller and no other corporate proceedings on the part of each Seller are necessary with respect thereto. Assuming that Buyer has duly authorized the execution and delivery of the Seller Documents, this Agreement constitutes, and each of the other Seller Documents, when executed and delivered by Seller, will constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or law. Other than with respect to Electric, Railway and ARCO, Crown does not own of record or beneficially, or have any right or obligation to acquire, directly or indirectly, (i) any shares of capital stock, or securities convertible into, or exercisable or exchangeable for, shares of capital stock, of any other corporation, any equity participating interests in any joint venture, partnership or other non-corporate business enterprise, relating in either case to the Purchased Assets or the Business.

     (b) Neither Electric nor Railway owns of record or beneficially, or has any right or obligation to acquire, directly or indirectly, (i) any shares of capital stock, or securities convertible into, or exercisable or exchangeable for, shares of capital stock, of any other corporation, or (ii) any equity or participating interests in any joint venture, partnership or other non-corporate business enterprise, relating in either case to the Purchased Assets or the Business.

     4.3 Consents and Approvals. Except as set forth in Schedule 4.3, there is no requirement applicable to Seller to make any notification, registration, qualification or filing with any Governmental Authority or any other third party as a condition to the lawful consummation by Seller of the transactions contemplated by the Seller Documents. No order, writ, injunction or decree has been issued, or is threatened to be issued, by any Governmental Authority governing or pertaining to the Purchased Assets, or the conduct of the Business, which would adversely affect the consummation of the transactions contemplated by the Seller Documents or the value of the Business or the Purchased Assets. Except as set forth in Schedule 4.3, there is no requirement that any party to any Material Contract, Lease, Licenses and Permits, agreement for the use of Intellectual Property, or loan agreement, to which Seller is a party or by which it or the Purchased Assets are subject or bound, consent to the execution by Seller of any of the Seller Documents or the consummation of the transactions contemplated by the Seller Documents.

     4.4 Non-Contravention. Assuming that the consents and approvals set forth in Schedule 4.3 are obtained, the execution and delivery by each Seller of this Agreement does not, and the execution and delivery by each Seller of the other Seller Documents at the Closing and consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the respective articles of incorporation or bylaws of each Seller, each as amended to date, (ii) result in a breach of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Seller is a party or by which any Seller or any of the Purchased Assets may be bound, (iii) violate any order, writ, injunction, decree, statute, rule, regulation, ordinance, code or other legal requirement applicable to each Seller, any of the Purchased Assets, or the Business (excluding from the foregoing clauses (ii) and (iii) such defaults and violations which would not have a material adverse effect on the Purchased Assets or the Business), (iv) result in any Encumbrance upon any of the Purchased Assets or the Facility, or (v) interfere with or otherwise adversely affect the ability of Buyer and/or any of its designees acquiring the Purchased Assets to carry on the Business after the Closing Date on substantially the same basis as it is now conducted by Seller.

     4.5 Environmental Matters. Except as set forth in Schedule 4.5, Seller has obtained all material Environmental Permits required for the lawful operation of the Purchased Assets and conduct of the Business as it is presently being conducted, including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum or any other waste, substance, material, chemical or constituent subject to regulation under any Environmental Law ("Hazardous Materials") into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials ("Handling Hazardous Substances"). Schedule 2.1(iv) contains a complete and correct list of all such material Environmental Permits and applications, all of which are in full force and effect and all of which are assignable without conditions, unless otherwise indicated therein. To the knowledge of Seller, and except as identified in Schedule 4.5, Seller is in substantial compliance with all of the terms and conditions set forth in such Environmental Permits and are also in substantial compliance with all of the terms and conditions contained in or required of Seller by any law, regulation, policy, guideline, order, judgment or decree of any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic, national, federal, state, provincial or local (each, a "Governmental Authority"), applicable to or having jurisdiction over the Facility, the Purchased Assets, or the Business which relate to the environment, including, without limitation, ambient air, surface water, groundwater, land and subsurface strata, and natural resources such as wetlands flora and fauna, or to public health and safety or worker health and safety as they may be affected by the environment including, without limitation, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) (42 USCA 9601, et. seq.), as amended, the Superfund Amendments and Reauthorization Act of 1986 (SARA) (Act of October 17, 1986, Pub. L. No. 99-499 (100 Stat. 1613)), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Pulp and Paper Cluster Rule (63 FR 18504-18751) (hereinafter referred to, collectively, as "Environmental Laws"). To the knowledge of Seller (but with respect to
Section 9.13 without regard to Seller's knowledge), and except as identified in
Schedule 4.5, there exist no facts, events or conditions which (x) interfere with, prevent, or, with the passage of time, could interfere with or prevent continued substantial compliance by Seller with any of its Environmental Permits or any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees, (y) may give rise to any liability on the part of Seller (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any law, regulation, policy or guideline relating to the Hazardous Emissions or Handling Hazardous Substances or (z) obligate any of Seller or, with the passage of time, could cause it to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith. Seller has delivered to Buyer true and correct copies of all environmental site assessments commissioned or performed by or on behalf of Seller relating to the Purchased Assets or the Business, as listed in
Schedule 4.5.

     4.6 Licenses and Permits. Except as set forth in Schedule 4.6, Seller has obtained all material Licenses and Permits required for the lawful operation of the Purchased Assets and conduct of the Business as it is presently being conducted. Schedule 2.1(v) contains a complete and correct list of all such material Licenses and Permits and applications, all of which are in full force and effect and, to the knowledge of Seller, are unimpaired by any act or omission of Seller, its officers, directors, employees or agents, and all of which are assignable without conditions unless otherwise indicated on Schedule
4.6. No complaint or notice of a violation of any such License or Permit has been received by Seller or, to the knowledge of Seller, recorded or published, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke, cancel, rescind, modify, or refuse to renew or limit any of the Licenses and Permits. Seller has no reason to believe that the Licenses or Permits in effect on the date hereof will not be renewed.

     4.7 Compliance with Laws. Except as set forth in Schedule 4.7 or identified in Schedule 4.5, and in addition to the representations and warranties contained in Section 4.5 relating to Environmental Permits, those contained in Section 4.6 relating to Licenses and Permits and those contained in Section 4.12 relating to Real Property, Crown has, and on or after August 25, 1995 Electric and Railway have, operated the Purchased Assets and the Business in substantial compliance with all applicable laws, rules, regulations, codes, plans, policies, guidelines, injunctions, orders, rulings, judgments or decrees of any Governmental Authority, applicable to the Purchased Assets or the Business, including, without limitation, (i) the Occupational Safety and Health Act of 1970, as amended, (ii) Environmental Laws, and (iii) those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to materially and adversely affect the earnings, assets, financial condition or operations of the Business or the Purchased Assets. Seller is not subject to any governmental or private litigation or proceedings involving a demand for damages or other liability under Environmental Laws and, to the knowledge of Seller, none are threatened or anticipated. Furthermore, except as is disclosed in Schedule 4.5 or Schedule 4.7, Seller has not received any citation, notice of fine, penalty or unsatisfied abatement obligation, notice or orders or other written or oral communication alleging any presently unresolved non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees or which may require cleanup or other remedial work, and no action, suit, proceeding, hearing, investigation, charge, complaint, demand, or notice has been filed or commenced against Seller alleging any failure so to comply and, to the knowledge of Seller, none are threatened or anticipated. Crown has, and on or after August 25, 1995, Electric and Railway have, timely filed all material reports required to be filed by them under applicable Environmental Laws. To the knowledge of Seller, Crown has not, and on or after August 25, 1995, neither Electric nor Railway has, stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials in violation of any aspect of any Environmental Law under which the Facility is subject. Crown has not, and on or after August 25, 1995, neither Electric nor Railway has, buried, dumped, disposed, spilled or released any Hazardous Materials on, beneath or about the Facility in violation of Environmental Laws that have not yet been resolved with the applicable Governmental Authority and, except as disclosed in Schedule 4.5, no releases of Hazardous Materials have occurred at, on, under or from the Real Property in a manner which would reasonably be expected to require response or other corrective action under any applicable Environmental Law.

     4.8 Financial Statements. Seller has previously furnished Buyer with true and complete copies of the following unaudited financial statements for the Business (collectively the "Financial Statements"): a balance sheet as of December 27, 1998 and statements of income and cash flow for the fiscal year ended on such date. The Financial Statements present fairly the financial position of the Business as of such date and the results of operations and cash flows for such period and have been prepared in accordance with accounting principles utilized by Seller for its internal operating and management purposes applied on a consistent basis.

     4.9 Litigation. Except as set forth in Schedule 4.9, there are no material actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Seller, threatened against Seller, or relating to the Purchased Assets or the Business, whether at law or in equity and whether civil or criminal in nature, before any Governmental Authority or arbitral panel, nor are there any judgments, decrees or orders of any such Governmental Authority or arbitral panel outstanding against Seller which have, or, if adversely determined, could reasonably be expected to have a material adverse effect on the Purchased Assets or the earnings, assets, financial condition or operations of the Business, or which seek to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of any of the Seller Documents nor does Seller know of any reasonable grounds for any such claim, action, suit, proceeding or investigation.

     4.10 Absence of Changes. Except as set forth in Schedule 4.10, since December 27, 1998, there has not been any material adverse change in the financial condition, operations or results of operations of the Business or the Purchased Assets, including, without limitation:

          (i) there has not been any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance), but excluding economic, political, or other conditions affecting the paper and pulp industry generally, which affects or, to the knowledge of Seller, can reasonably be expected to affect, materially and adversely, the Purchased Assets or the earnings, assets, financial condition or operations of the Business;

          (ii) any obligation or liability not in the Ordinary Course of Business involving more than Two Hundred Thousand Dollars ($200,000) (whether matured, absolute, accrued, contingent, or otherwise) incurred by Seller with respect to the Business or the Purchased Assets and neither Seller nor any third party has imposed any Encumbrance upon the Purchased Assets;

          (iii) there has not been any increase in the compensation of the employees of the Business, including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment, (other than normal increases consistent with past practices and those required by law or collective bargaining agreements);

          (iv) there has not been any amendment to any employment agreement, consulting agreement, or collective bargaining agreement to which any employee of the Business is a party, and Seller has not entered into any such agreement;

          (v) Seller has not entered into any sale, transfer, lease, mortgage, license or assignment of, or granted or imposed or permitted any Encumbrance upon, any of the assets of the Business, including, without limitation, the Purchased Assets, other than in the Ordinary Course of Business;

          (vi) Seller has not entered into any agreements, contracts, leases, or licenses (or series of related agreements, contracts, leases and licenses), other than in the Ordinary Course of Business, with respect to the Business or with respect to the Purchased Assets which, individually or in the aggregate, would be material to the Business or which agreements, contracts, leases or licenses entered into the Ordinary

     Course of Business could be reasonably expected if performed in accordance with their terms, to have a material adverse effect on the earnings, assets, financial condition or operations of the Business;

          (vii) no party (including Seller) has accelerated, terminated, modified, or cancelled, or threatened to accelerate, terminate, modify or cancel, any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) to which Seller is a party or by which it is bound which in the aggregate would have a material affect on the Purchased Assets or the Business;

          (viii) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business with respect to the Purchased Assets or the Business;

          (ix) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than Five Hundred Thousand Dollars ($500,000) singly or One Million Dollars ($1,000,000) in the aggregate with respect to the Purchased Assets or the Facility;

          (x) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business with respect to the Purchased Assets or the Business;

          (xi) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than Two Hundred and Fifty Thousand Dollars ($250,000) or outside the Ordinary Course of Business with respect to the Business or the Purchased Assets;

          (xii) Seller has not granted any license or sublicense of or transferred any rights under or with respect to any Intellectual Property with respect to the Purchased Assets or the Business;

          (xiii) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to the property relating to the Business or to the Purchased Assets, in excess of Fifty Thousand Dollars ($50,000) per occurrence and One Hundred and Fifty Thousand Dollars ($150,000) in the aggregate;

          (xiv) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Business or the Purchased Assets;

          (xv) there has not been any material deterioration of relations between the Facility and its suppliers, customers, or labor unions; and

          (xvi) Seller has not entered into any agreement or commitment to take any action described in this Section 4.10.

Since December 27, 1998, the Business has been conducted only in the Ordinary Course of Business and in a manner consistent with past practices.

     4.11 Title to Purchased Assets. Seller is the sole lawful owner of, and has good and valid record and marketable title collectively to, the Purchased Assets, such as, with respect to the Real Property, would be insurable on a standard ALTA form policy of title insurance at standard premium rates, and immediately prior to Closing, Seller will have the full right to sell, convey, transfer, assign and deliver all of its right, title and interest in the Purchased Assets owned by it or in which it has an interest and will have such power without any restrictions of any kind whatsoever. Except for easements, restrictions and other encumbrances described in Schedule 4.11 or Schedule 4.12(h) and the Assumed Liabilities, all of the Purchased Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (and subleases), conditional sales agreements, title retention agreements, easements, rights-of-way, licenses, covenants, tenancies, encumbrances of any kind, defects as to title or restrictions on the use and enjoyment thereof or against the transfer or assignment thereof (collectively, "Encumbrances"), and there are no filings in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction showing Seller as mortgagor or debtor which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Purchased Assets. Except as set forth in Schedule 4.11 or Schedule 4.12(h), all leases of personal property of Seller to be assigned to the Buyer (or its designees) hereunder are valid and binding in accordance with their respective terms, and there is not, under any of such leases, any existing default or any condition, event or act, which with notice or lapse of time, or both, would constitute a material default or an event of default. Copies of all title insurance policies and other evidence of title obtained by Seller with respect to the Real Property have been, or will, in accordance with Section 6.22, be, delivered to Buyer by Seller. Seller will deliver to Buyer, in accordance with Section 6.22, all surveys of land and plans, including, without limitation, site plans and "as-built" plans with respect to the Real Property which are available to Seller after due inquiry.

     4.12 Real Property.

     (a) Schedule 2.1(i) includes a complete and accurate legal description of the Real Property. The Real Property comprises all real properties owned or leased by Seller which are used by Seller in, or are otherwise necessary for, the conduct of the Business.

     (b) There are no pending or, to Seller's knowledge, contemplated condemnation or eminent domain proceedings that might reasonably be expected to affect the Real Property. There are no planned or commenced public improvements which, to the knowledge of Seller, may result in special assessments or otherwise affect the Real Property and to the knowledge of Seller there is no proposed increase in taxes, real estate or otherwise, relating to the Real Property except as set forth in the Settlement Agreement with the City of Berlin, which is referenced in Schedule 4.9 and has been delivered to Buyer.

     (c) Except as set forth in Schedule 4.12(c), the Real Property complies in all material respects with all regulations, codes, ordinances, and statutes and other legal requirements of all applicable Governmental Authorities, including, without limitation, all zoning, building, health, Environmental Laws, sanitary, and occupational safety and health regulations, laws, and ordinances.

     (d) Except as set forth in Schedule 4.12(d), there are no material structural defects affecting the Real Property (including, without limitation, the hydroelectric facilities and landfill), all mechanical systems, including, without limitation, sewer, septic, water, steam, electrical, plumbing, heating, air conditioning and environmental improvement systems, are adequate in quantity and quality for normal operations, and the roofs of the buildings located on the Real Property are free from material defects. Except as set forth in Schedule 4.12(d), Seller has not received any unresolved complaint or notice of violation from the Federal Occupational Safety and Health Administration, the Federal Environmental Protection Agency, the New Hampshire Department of Environmental Services, or any other Governmental Authority relating to the Real Property.

     (e) The Real Property has direct and unobstructed access to adequate electric, gas, water, sewer, steam, and telephone lines, all of which are adequate for the uses to which such property is currently used by Seller, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are sufficient for the operation and conduct of the business of the Facility.

     (f) The Real Property has full and free vehicular access to and from adjacent public highways and roads and Seller has no knowledge of any fact or condition which would result in the termination of such access.

     (g) Except as set forth in Schedule 4.11, to the knowledge of Seller, there are no encroachments on or nuisances affecting adjacent owners' lands by any portion of any of the improvements located on the Real Property and/or any of the business conducted at the Facility and there are no encroachments by any of the improvements located on adjacent owners' lands on any portion of the Real Property giving rise to any rights or interests of any other person which would in any way impair the use of the Real Property for Buyer's intended use thereof.

     (h) Except as set forth in Schedule 4.12(h), there are no leases, subleases, licenses, covenants, options, easements, concessions, or other agreements, written or oral, recorded or unrecorded, granting to any party or parties the right of use or occupancy of any portion of the Real Property.

     (i) Except as set forth in Schedule 4.12(i), to the knowledge of Seller, none of the Real Property contains any underground storage tanks.

     (j) Except as set forth in Schedule 4.11, none of the Real Property (whether owned or leased) used in the active conduct of the Business, or any real property which is the subject of any timber rights or similar agreements, is subject to any land use change tax under NHRSA 79-A.

     4.13 Leases. For Seller's fiscal year ended December 27, 1998, the aggregate amount of annual rental expense under leases, oral or written, for real and personal property ("Leases"), was not greater than $1,200,000. Schedule
4.13 sets forth a complete and accurate list of the Leases. Except as set forth on Schedule 4.13, Seller has not entered into any material lease of real or personal property, oral or written, with respect to the Business since December 27, 1998. Except as set forth in Schedule 4.13, neither Seller nor any other party thereto has breached any such Lease and, no event has occurred which, with the giving of notice or the passage of time, or both, will cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto. Complete and accurate copies of all of the Leases have been delivered to Buyer.

     4.14 Inventory. The Inventory, in the aggregate, (i) is fit for the purpose for which it was procured and manufactured and is usable or saleable in the Ordinary Course of Business, (ii) is sufficient but not excessive in kind or amount for the conduct of the Business as it is presently being conducted, and
(iii) is carried on the books of Seller at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis. Schedule
4.14 sets forth a list of locations of Inventory not located on the Real Property or on real estate subject to a Lease.

     4.15 Intellectual Property and Software. (a) Seller owns or has valid rights to use pursuant to license, agreement or permission each item of Intellectual Property necessary or desirable for the conduct of the Business as presently conducted, as listed in Schedule 2.1(vi) without conflict with the right of others. Each item of Intellectual Property set forth in Schedule 2.1(vi) will be owned or available for use by Buyer on identical terms immediately subsequent to the Closing Date. Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

     (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties with respect to the Business and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) that remains unresolved. No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Business in any manner that remains unresolved.

     (c) Schedule 2.1(vi) identifies each trademark, copyright and patent registration which is held by Seller with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which Seller has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). Seller has delivered to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 2.1(vi) also identifies each trade name or unregistered trademark or service mark used by Seller in the conduct of the Business, except those used in connection with the Publishing Grades. With respect to each item of Intellectual Property:

          (i) Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction, except as set forth in Schedule 4.15(c);

          (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (iv) Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, violation or other conflict with respect to the item.

     (d) Schedule 2.1(vi) identifies each item of Intellectual Property that any third party owns and that Seller uses in the conduct of the Business pursuant to license, sublicense, agreement, or permission. Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicense, agreements and permissions (as amended to date). With respect to each such item of Intellectual
Property:

          (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time or both, would constitute a breach or default or an event of default, or permit termination, modification, or acceleration thereunder;

          (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

          (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

     (e) (i) Schedule 2.1(xii) identifies all of the Facility Software and
Schedule 2.1(xiii) identifies all of the Shared Software (other than off-the-shelf, non-customized programs and databases that are generally commercially available), and except as set forth in Schedule 4.15(e), Seller owns outright or holds valid licenses to all copies of the Facility Software and the Shared Software. To the knowledge of Seller, none of the Facility Software or Shared Software, and no use by Seller thereof infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person, and no claim with respect to any such infringement or violation is threatened. Seller has taken all steps reasonably necessary to protect its right, title and interest in and to the Facility Software and the Shared Software owned by it, including, without limitation, the use of written agreements containing appropriate confidentiality provisions with all third parties having access to the source code relating thereto.

     (ii) Except for off-the-shelf, non-customized programs and databases that are generally commercially available, Seller possesses or has access to documentation, including, without limitation, source codes for all Facility Software and Shared Software owned or used by it sufficient to continue to operate the Business. Upon consummation of the transactions contemplated by this Agreement, the Buyer will own all the Facility Software and will have a valid non-exclusive transferable perpetual and fully-paid up right and license to use all of the Shared Software owned by Seller immediately prior to the Closing, free and clear of all claims, liens, encumbrances, obligations and liabilities and, with respect to all agreements for the lease or license of Facility Software or Shared Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Buyer to use and operate the same after the Closing Date, Seller will have obtained such consents or taken such other actions so required. Seller has fully paid up all licenses with respect to every third party software program utilized by each in the conduct of the Business.

     (f) The conduct of the Business following the Closing will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property or Facility Software or Shared Software rights of third parties as a result of the continued operation of its business as presently conducted.

     4.16 Material Contracts. Schedule 4.16 sets forth a complete and correct list of each contract, agreement or commitment, other than Leases, of Seller:

          (i) upon which any substantial part of the Business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the Purchased Assets or the earnings, assets, financial condition or operations of the Business;

          (ii) which provides for aggregate future payments by the Business of more than One Hundred Thousand Dollars ($100,000), except for purchase orders or sales orders arising in the Ordinary Course of Business, in which case they are listed only if any party thereto is obligated to make future payments pursuant thereto aggregating more than Two Hundred Thousand Dollars ($200,000);

          (iii) which relates to the Purchased Assets and extends more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

          (iv) which provides for the sale, lease or transfer of any interest in, after the date hereof and other than in the Ordinary Course of Business, of any of the Purchased Assets; or

          (v) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by or at the Facility or not disclose to others information concerning the Purchased Assets or the Business.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Except as set forth in Schedule 4.16, all of the Material Contracts are in full force and effect, no Material Contract has been breached and, to the knowledge of Seller, no event has occurred which, with or without the giving of notice or the passage of time or both, would constitute a default by any party thereto. Complete and correct copies of all the Material Contracts have been delivered to Buyer.

     4.17 Maintenance of the Equipment. The Equipment comprises all of the equipment owned by Seller at the Facility and used or necessary for the conduct of the Business as currently conducted. The Equipment is adequate in quantity and quality to operate and conduct the Business in the ordinary course and in substantial compliance with all applicable laws, rules and regulations. Without limiting the foregoing, the Equipment has been maintained and operated in substantial compliance with the rules and regulations of the Federal Occupational Safety and Health Administration, the Federal Environmental Protection Agency and all other federal, state, county, or local agencies or departments having jurisdiction thereover.

     4.18 Sufficiency of Purchased Assets. With the exception of the Excluded Assets and other exceptions set forth in Schedule 4.18, the Purchased Assets include all properties and rights of Seller used in the operation of the Purchased Assets and the conduct of the Business as it is presently being conducted.

     4.19 Labor Matters. (a) Schedule 4.19(a) sets forth a complete and correct list of each labor or collective bargaining agreement, employment contract and independent contractor agreements to be assumed by Buyer covering Employees and independent contractors of the Business.

     (b) Except as set forth in Schedule 4.19(b), Seller has not received notice of any allegation of unfair labor practices, or of the institution or, to the knowledge of Seller, threatened institution of any grievance or arbitration proceedings or of any material violation of agreements, statutes and governmental regulations relating to employment practices at the Facility that remain unresolved or that have resulted in a grievance arbitration decision or a written settlement agreement during the period of five years preceding the execution of this Agreement. Except as set forth in Schedule 4.19(b), with respect to the Business, Seller has substantially complied with all applicable laws and regulations relating to the employment of labor, including, but not limited to, those related to wages, hours, discrimination, ERISA, and the payment of Social Security or similar taxes or unemployment or withholding taxes, and Seller is not liable for any material penalties for failure to comply with any of the foregoing. Except as set forth in Schedule 4.19(b), Seller has not committed any unresolved violation of the federal Fair Labor Standards Act or any other law dealing with such matters at the Facility.

     (c) Since January 1, 1998, neither Crown nor Electric has experienced at the Facility any strike, labor dispute, work stoppage, slow-down or lockout, or any other event adversely affecting employee relations and there are no such actions pending or threatened.

     (d) Except as set forth in Schedule 4.19(b) or (d), there are no unresolved, existing, or to Seller's knowledge, potential, claims by any one or more of Seller's employees or former employees under any applicable occupational health or safety, equal employment opportunity, or discrimination statutes or laws relating to employment at the Facility and there have been no claims that have resulted in a grievance arbitration decision or a written settlement agreement with respect to the foregoing during the period of five years preceding the execution of this Agreement.

     4.20 Employee Benefit Plans. Schedule 4.20 lists all of the employee benefit plans and programs, including, without limitation, all retirement, savings and other pension plans ("Pension Plans"), all health, severance, insurance, disability and other employee welfare plans ("Welfare Plans") and all stock option, incentive, vacation and other similar plans that are maintained by Seller with respect to employees of the Facility or to which Seller has contributed or is now contributing on behalf of the employees of the Facility, true and complete copies of which have been delivered to Buyer. Seller has not ever maintained or made any contribution to, and is not a party to, any multi-employer plan as defined in Section 3(37) of ERISA regarding the Facility.

     4.21 Taxes. (a) Except as listed in Schedule 4.9, all real property and personal property taxes, penalties and interest and related charges currently due with respect to the Purchased Assets and the conduct of the Business have been paid by Seller, Electric and Railway. All water and sewage and other municipal charges and assessments, and any interest and/or penalties thereon, which are currently due with respect to the Facility or any of the Equipment (whether or not constituting a lien upon any of the Real Property or other Purchased Assets) have been paid. Except for the real estate transfer tax, the sale of the Purchased Assets by Seller, Electric and Railway and purchase of the Purchased Assets by Buyer, pursuant to this Agreement or any of the Related Agreements will not result in the imposition of any personal property sales tax or other similar tax upon the transfer of any of the Purchased Assets, by any federal, state or local taxing authority.

     (b) Except as set forth in Schedule 4.9, to the knowledge of Seller, with respect to the Business and the Purchased Assets: (i) Seller has timely filed, or caused to be timely filed, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed with or supplied to any taxing authority in connection with all taxes, charges, fees, levies, duties, tariffs, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, timber, interest and dividends, business profits, use, change in use, ad valorem, gains, workers compensation, license, payroll and franchise taxes, imposed by any Governmental Authority, any interest, penalties or additions to tax attributable to any of the foregoing (collectively, "Taxes"), required to be filed by Seller, all of which Returns were substantially correct as filed and correctly reflect the facts regarding the income, business, assets, operations, activities and status of Seller, as well as any Taxes required to be paid or collected by Seller and the Returns comply in all respects with all applicable legal requirements; (ii) except as set forth in Schedule 4.21(b), Seller's Returns have not been audited by any Governmental Authority, nor is any such audit scheduled or pending; (iii) there are no outstanding, waivers or extensions of time relating to the filing of any Return; (iv) any deficiency assessments, penalties and interest with respect to Seller's Returns have been paid by Seller; (v) there are no outstanding waivers or comparable consents to the application of the statute of limitations with respect to any Taxes or Returns; and (vi) except as set forth in Schedule 4.21(b), there are no tax sharing or similar agreements with respect to any Taxes paid or payable by Seller.

     (c) With regard to the Facility and the Purchased Assets, except as set forth in Schedule 4.9, Seller has timely paid and through the Closing Date will have timely paid, all Taxes due and payable on or before such date.

     4.22 Insurance. Schedule 4.22 sets forth the insurance coverage (and deductibles relating thereto) currently maintained by Seller relating to the Purchased Assets and the Business. All premiums with respect thereto have been paid, and Seller has not received any unresolved notice of cancellation or threatened cancellation of insurance covering any of the Purchased Assets or the Business. All such policies are in full force and effect and provide insurance, including, without limitation, liability insurance, in such amounts and against such risks and liability claims as is customary for companies engaged in similar businesses to that of Seller, to protect the employees, properties, assets of the Purchased Assets and the Business.

     4.23 Undisclosed Liabilities. Except as disclosed in this Agreement and except for the Assumed Liabilities, at the Closing there will be no Liabilities of Seller which could create an Encumbrance on, or result in a lien on, the Purchased Assets or the Business (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     4.24 Powers of Attorney. There are no outstanding powers of attorney executed with respect to the Business or the Purchased Assets.

     4.25 Product Warranty. Each product manufactured, sold, or delivered by Seller in the conduct of the Business has been manufactured, sold or delivered in substantial conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Purchased Assets or the Facility giving rise to any Liability) for replacement thereof or other damages in connection therewith, except for product defects in the Ordinary Course of Business. No product manufactured, sold, or delivered by Seller in the conduct of the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 4.25 includes copies of the standard terms and conditions of sale for products manufactured, sold or delivered by Seller at the Facility (containing applicable guaranty, warranty, and indemnity provisions).

     4.26 Product Liability. To the knowledge of Seller, the Business has no substantial Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Seller relating to the Facility or the Purchased Assets.

     4.27 Finders. No broker, finder or investment banker is entitled to any fee or commission from Seller for services rendered on behalf of Seller in connection with the transactions contemplated by this Agreement, and Seller shall be solely responsible for, and shall indemnify Buyer from and against, any Liability with respect to any and all commissions, fees, and other charges arising out of any claimed retention by Seller of a broker or finder in connection with the transactions contemplated hereby except to the extent said party was engaged by or dealt with Buyer.

     4.28 Related Party Transactions. Except as set forth in Schedule 4.28, as to the Business and the Purchased Assets, there are no existing arrangements or proposed transactions between or among Seller, its parent or any of its subsidiaries and (i) any officer or director of Seller, its parent or any of its subsidiaries or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which Seller or its subsidiaries regularly does business.

     4.29 Year 2000 Compliance. Seller has put in place and is presently implementing a project of remediation (the "Y2K Remediation Project") of its computer hardware as listed in Schedule 2.1(ii), the Facility Software and the Shared Software (collectively, "Purchased Hardware and Software") in order to ascertain whether the same is free from the "millennium bug" and, in that regard, will record, store, process and present calendar dates falling on or after January, 1, 2000, in the same manner, and with the same functionality, as calendar dates are recorded, stored, processed and presented on or before December 31, 1999, with the objective that no functionality will be lost with respect to the introduction of records containing dates falling on or after January 1, 2000, and, if any of such Purchased Hardware and Software is so affected, to remediate the same, with the objective that the Purchased Hardware and Software will on and after January 1, 2000, be interoperable with other software used by Buyer which may deliver records to the Purchased Hardware and Software, receive records from the Purchased Hardware and Software, or interact with the Purchased Hardware and Software in the course of processing data as set forth in Schedule 4.29. Seller will diligently continue the Y2K Remediation Project according to its current plans from the date of execution of this Agreement through the Closing, and will cooperate with Buyer so that Buyer can continue to carry out the Y2K Remediation Project after the Closing. Seller currently estimates that the total cost to complete the Y2K Remediation Project as presently planned will not exceed $1.25 million.

     4.30 Books and Records. The books and records of Seller are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, operating results and cash flows set forth in the Financial Statements, as described in Section 4.8.

     4.31 Shares of ARCO. Seller is the sole record and beneficial owner of two thousand five hundred (2,500) shares of the capital stock of ARCO representing approximately 25% of the total issued and outstanding shares of the capital stock of ARCO, free and clear of any restrictions on transfer, Taxes, security interests, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of ARCO (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of ARCO. Buyer shall have the right, under that certain Androscoggin River Headwater Benefits Agreement dated June 1, 1983, to select a member of the Engineering Committee of ARCO.

     4.32 Disclosure. None of the information furnished by Seller to Buyer in connection with the representations and warranties contained in this Article IV or the transactions contemplated by this Agreement or the Related Agreements contains any untrue statement of a fact or omits to state any fact necessary in order to make the statements and information contained therein not misleading which would have a material adverse effect on the Purchased Assets or the Business.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer represents and warrants to Seller the following:

     5.1 Organization, Qualification. (a) ATH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     (b) PPA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     5.2 Authority Relative to this Agreement. (a) ATH has all requisite corporate power and authority under its Certificate of Incorporation and by-laws, each as amended to date, and applicable laws to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by ATH of this Agreement, and the performance by it of its obligations hereunder have been duly authorized by the Board of Directors of ATH and no other corporate proceedings on the part of ATH are necessary with respect thereto. Assuming that Seller has duly authorized the execution and delivery of the Seller Documents, this Agreement constitutes the valid and binding obligations of ATH, enforceable in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or law.

     (b) PPA has all requisite power and authority under its Articles of Organization and Operating Agreement and applicable laws to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by PPA of this Agreement and the Related Agreements, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Managers of PPA and no other limited liability company proceedings on the part of PPA are necessary with respect thereto. Assuming that Seller has duly authorized the execution and delivery of the Seller Documents, this Agreement constitutes, and the Related Agreements, when executed and delivered by PPA will constitute, valid and binding obligations of PPA, enforceable in accordance with their terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or law.

     5.3 Consents and Approvals. Except as set forth in Schedule 5.3, there is no requirement applicable to Buyer to make any registration, qualification or filing with any Governmental Authority or any third party as a condition to the lawful consummation of the transactions contemplated by this Agreement by Buyer. No order, writ, injunction or decree has been issued, or is threatened to be issued, by any Governmental Authority which would adversely affect the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 5.3, there is no requirement that any party to an agreement to which Buyer is a party or by which it is bound consent to the consummation of the transactions contemplated by this Agreement.

     5.4 Non-Contravention. (a) Assuming that the consents and approvals set forth in Schedule 5.3 are obtained, the execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or by-laws of ATH, or (ii) result in a breach of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which ATH, or the business conducted by ATH, may be bound, excluding from the foregoing clauses (i) and (ii), such defaults and violations as would not have a material adverse effect on the business or properties of ATH.

     (b) Assuming that the consents and approvals set forth in Schedule 5.3 are obtained, the execution and delivery by PPA of this Agreement and the Related Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the Articles of Organization or Operating Agreement of PPA, or (ii) result in a breach of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which PPA is a party or by which PPA, or the business conducted by PPA, may be bound, excluding from the foregoing clauses (i) and (ii) such defaults and violations which would not have a material adverse effect on the business or properties of PPA.

     5.5 Litigation. Except as set forth in Schedule 5.5, there are no material actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any Governmental Authority, nor are there any judgments, decrees or orders of any such Governmental Authority outstanding against Buyer which seek to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement or the

Related Agreements, nor does Buyer know of any reasonable grounds for any such claim, action, suit, proceeding or investigation.

     5.6 Finders. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement, and Buyer shall be solely responsible for, and shall indemnify Seller from and against any liability in respect of any and all commissions, fees, and other charges arising out of any claimed retention by Buyer of a broker or finder in connection with the transactions contemplated hereby except to the extent said party was engaged by or dealt with Seller.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

     6.1 Conduct of Business of the Facility. From the date hereof and until the Closing, Seller will (i) conduct the Business only in the usual and ordinary course; (ii) maintain in their present condition, except for reasonable wear and tear, all of the Purchased Assets; (iii) use its best efforts to preserve its relationships with licensors, suppliers, dealers, customers, Employees, labor unions, and others having business relationships with the Facility, provided that Seller shall continue to implement planned reductions in staffing at the Facility previously disclosed to Buyer so long as such reductions have no material adverse effect, individually, or in the aggregate, on the Business;
(iv) use its best efforts to assign all Licenses and Permits and obtain all necessary consents, waivers and approvals; and (v) not change the character of the Business in any material manner. Seller's management will meet, upon request, with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of the Facility and any material problems relating to the conduct of its business.

     6.2 Notification. Seller shall notify Buyer in writing promptly after receipt by Seller of any notice of (i) the institution of, or any threat to institute, any litigation, suit or proceedings before any Governmental Authority which could have a material effect on the Purchased Assets, the consummation of the transactions contemplated by the Seller Documents or the Business; (ii) the entry or imposition of any judgment or lien against any of the Purchased Assets;
(iii) any notice of, or threat of, taking of all or any part of the Real Property under powers of condemnation or eminent domain; (iv) any notice of increase or proposed increase in real property tax rates, or tax assessments, relating to any portion of the Purchased Assets; (v) any notice from any Governmental Authority or professional environmental engineering firm retained by Seller of non-compliance with any law (including, without limitation, the Environmental Laws) relating to the Purchased Assets or the Business; (vi) any notice from any insurance company or underwriting agency relating to non-compliance with insurance requirements or standards in respect of any of the Purchased Assets or the Business; (vii) any notice of breach or default hereunder or under any mortgage, agreement, or governmental or judicial decree or order or applicable law, rule or regulation, by which the Business is bound or affected and which would have an effect upon the value or use of the Purchased Assets, or the consummation of the transactions contemplated by this Agreement; and (viii) any fact, condition or event which is, or with the lapse of time or giving of notice, or both, would become a material breach or default or event of default hereunder or which would render any representation or warranty of Seller hereunder incomplete or inaccurate and Seller shall take all reasonable action as is necessary to forthwith remedy such condition, cure such breach or default or event of default and/or to render any representation, warranty or covenant complete and accurate. No notification under this Section 6.2 shall be deemed to cure any breach or default or event of default or render any representation or warranty incomplete or inaccurate.

     6.3 Forbearances by Seller. Except as contemplated by this Agreement, with regard to the Purchased Assets and the Business, Seller will not, from the date hereof until the Closing, without the written consent of Buyer, such consent not to be unreasonably withheld:

          (i) incur any material Liability (fixed or contingent), except normal trade or business obligations incurred in the Ordinary Course of Business and consistent with past practice and except in connection with this Agreement and the Related Agreements;

          (ii) mortgage, pledge or subject to any Encumbrance, any of the Purchased Assets;

          (iii) sell, transfer, lease or otherwise dispose of any of the Purchased Assets, except for a fair consideration in the Ordinary Course of Business and consistent with past practice;

          (iv) waive or release any rights of material value or surrender, or cause to be revoked or otherwise terminate any Licenses and Permits or other approval, authorization or consent from any court, administrative agency or other Governmental Authority relating to the Business;

          (v) transfer or grant any licenses, patents, inventions, trademarks, trade names, service marks, copyrights or know-how;

          (vi) make or grant any wage, salary or benefit increase or bonus payment or enter into or amend the terms of any employment contract, or consulting agreement, or enter into any incentive compensation, profit sharing, savings deferred compensation, retirement pension or other benefit plan or arrangement or grant any severance benefits; or pay or agree to pay any pension or retirement allowance not required by an existing plan or agreement;

          (vii) make any commitments for capital expenditures (including capital leases) related to the Business, other than in the Ordinary Course of Business and in the aggregate amount not exceeding Fifty Thousand Dollars ($50,000);

          (viii) enter into any contract (other than purchases under open purchase orders made in the Ordinary Course of Business) which will require, in the aggregate, an expenditure of more than Two Hundred and Fifty Thousand Dollars ($250,000) by the Facility;

          (ix) alter in any way the manner in which it has regularly and customarily maintained the books of account and records of the Facility; or

          (x) enter into any contract, transaction or agreement to do any of the things described in clauses (i) through (ix) above.

     6.4 Insurance, Landfill, Financial Security. Seller agrees to use its best efforts to (i) assist Buyer in placing appropriate insurance coverage for ownership of the Purchased Assets and operation of the Business and (ii) reduce the financial security required by the New Hampshire Department of Environmental Services for operation and closure of the landfill facility included in the Purchased Assets.

     6.5 Negotiations with Others. Seller will not (and Seller will not cause or permit any of its directors, officers, employees, agents, or representatives to)
(i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of the Purchased Assets or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek, initiate or encourage any of the foregoing. Seller will notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to the foregoing.

     6.6 Investigation of Businesses and Properties. From and after the date hereof until the Closing, Seller will afford Buyer and its attorneys, accountants, financial advisors and other representatives access at all reasonable times to its officers, employees, properties, contracts, books, records and documents of Seller relating to the Purchased Assets and the Business, and a full opportunity to make such investigation as Buyer shall desire to make with respect to the Purchased Assets and the Business, including, without limitation, discussion of any such matters with Seller's officers and other employees, agents, representatives, creditors and vendors. Notwithstanding the foregoing, Buyer shall have the opportunity to make an analysis of materials and conduct certain environmental auditing procedures, the scope of which is set forth in Schedule 6.6. In addition, Seller will furnish Buyer with such financial, operating and additional data as Buyer may reasonably request concerning the operations, properties and personnel of the Business.

     6.7 Confidentiality. Seller and Buyer agree to be bound by the terms of the Confidentiality and Non-Disclosure Agreement by and between Seller and American Tissue Corporation ("ATC") dated August 1, 1998, except to the extent that any information otherwise deemed to be confidential is required to be disclosed to investors in connection with the Company's proposed offering of senior notes referred to in Section 9.18. The Confidentiality and Non-Disclosure Agreement shall survive (i) the execution of this Agreement notwithstanding any merger clause contained herein and (ii) the Closing.

     6.8 Taxes and Recording Fees. (i) All property taxes included in Taxes and special assessments payable in respect of any of the Real Property, Equipment, and Inventory transferred in connection with the transactions contemplated hereby shall be prorated between the parties on the basis of actual days elapsed between the commencement of the current fiscal tax year and, up to and including the Closing Date, based on a 365-day year.

     (ii) The New Hampshire real estate transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Buyer and Seller at the time of Closing. Buyer and Seller will file all necessary tax returns and other documents required to be filed with respect to all such taxes and filing fees. Buyer will cooperate with Seller to the extent necessary to enable it to make such filings and join in the execution and delivery of the New Hampshire Department of Revenue Administration Declaration of Consideration and Real Estate Questionnaire. Each party will bear its respective filing and recording fees.

     6.9 Proration of Lease Payments, Utility Charges and Other Payments. All rent accrued on any of the Leases and any utility or similar charge of the Facility relating to the period prior to the Closing Date will be the liability of Seller. Any installment of rent due on any of the Leases and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

     6.10 Allocation of Purchase Price. The parties shall use reasonable efforts to agree to the allocation of the Purchase Price among the various assets that constitute the Purchased Assets, and upon such agreement, the parties shall execute IRS form 8594 in connection therewith. Each of the parties shall respect such agreed upon allocation for all tax purposes and shall file all returns and other documents with all taxing authorities on a basis consistent therewith.

     6.11 Collection of Accounts Receivable. Following the Closing, Buyer will afford Seller reasonable access during normal business hours to such of the records transferred to it as shall be necessary to allow Seller to collect any accounts receivable arising prior to the Closing. If a debtor on any such account receivable who is also a debtor to Buyer for debts incurred at or after the Closing shall make any remittance on amounts due in respect of the business of the Facility, whether the debt was incurred prior to or subsequent to the Closing, such remittance shall be deemed to be on account of the earliest invoice unless the debtor specifically designates to the contrary, in which case the payment shall be applied in accordance with such designation; provided, however, that PPA and its employees and agents shall not personally solicit account debtors to designate payments in a manner that is to the financial disadvantage of Seller. After the Closing, and in accordance with the foregoing sentence, Seller will promptly transfer and deliver (properly endorsed, if necessary) to PPA any checks or other payments (including the cash equivalents of credits due from vendors, suppliers or shippers) which it receives on account of goods sold or shipped by PPA and Buyer shall promptly transfer and deliver (properly endorsed, if necessary) to Seller any checks or other payments (including the cash equivalents of credits due from vendors, suppliers or shippers) which it receives on account of goods sold or shipped by Seller.

     6.12 Bulk Sales Laws. Notwithstanding the provisions of Article XII, Seller will indemnify and hold harmless Buyer from any and all claims made by creditors of Seller relating to provisions of the "bulk sales laws" of any state or other jurisdiction which may be applicable to the transactions contemplated hereby and from all costs (including reasonable attorneys' fees) incurred in the defense of any claims made under such laws.

     6.13 Materials Received After Closing. Following the Closing, Buyer may open all mail, telegrams and other communications and packages it receives which are addressed to Seller and deal with the contents thereof in its discretion to the extent that the contents thereof relate to the Purchased Assets, the Business or the Assumed Liabilities. Buyer agrees to deliver to Seller and to treat confidentially all other such material it receives which are addressed to Seller and does not relate to the Purchased Assets, the Assumed Liabilities or the Business.

     6.14 Retention of Books and Records. For a period of seven years after the Closing, the parties shall retain their books or records relating to the Purchased Assets and the Assumed Liabilities. After such seven-year period, any party shall provide not less than forty-five (45) nor more than ninety (90) days' prior written notice to the other parties of any proposed destruction or disposition of any such books and records. If the recipient of such notice desires to obtain any of the documents to be destroyed or disposed of, it may do so by notifying the sender of such notice, in writing, at any time prior to the scheduled date for such destruction or disposal. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

     6.15 HSR Filings. Seller and Buyer will each file, or cause to be filed within fifteen (15) days of the date hereof, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, all requisite documents and notifications in connection with the transactions contemplated by this Agreement.

     6.16 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, will be paid by the party incurring such costs and expenses. Buyer shall pay the HSR filing fee.

     6.17 Public Announcements. The parties will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and will not issue any such press release or make any such public statement without the written consent of the other party unless such action is required by law or by the SEC.

     6.18 Subsequent Events. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in a representation and warranty or otherwise, then, upon the happening of such event, such party shall promptly disclose the happening of such event to the other parties hereto. No notification under this Section 6.18 shall be deemed to cure any breach, default or event of default or render any warranty, covenant or representation true or otherwise relieve a party from any obligation hereunder.

     6.19 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, filing all such reports, notifications and other filings pursuant to federal, state, local or governmental regulation and obtaining all necessary consents, waivers, authorizations, orders, approvals, Licenses and Permits, licenses and/or waivers of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement and the Related Agreements. Seller agrees to cooperate fully, and to cause its officers and employees to cooperate fully, with Buyer and its officers, auditors, legal counsel, investment bankers and their legal counsel in connection with the financing of the transactions contemplated hereby including without limitation, an audit to be conducted by Ernst & Young LLP of the financial statements of the Business for Seller's prior fiscal years and the preparation of proforma financial statements of the Business giving effect to the transactions contemplated by this Agreement, including providing Buyer's officers, auditors, legal counsel, investment bankers and their legal counsel with such documents and information relating to such financial statement as they may reasonably request and authorizing Seller's officers and auditors to fully discuss with Buyer's officers, auditors, legal counsel, investment bankers and their legal counsel such documents and information. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section 6.19 and Seller agrees to take such steps as may be necessary to remove any liens, mortgages, charges, pledges, security interests or other Encumbrances (other than Permitted Exceptions) which affect the Purchased Assets. The term "Permitted Exceptions" as used in this Agreement means (a) statutory liens for current taxes or assessments not yet due or delinquent; (b) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Seller, provided that the same shall be fully discharged of record before the Closing; (c) exceptions shown on the surveys furnished by Seller to Buyer or obtained by Buyer and set forth on Schedule 4.11 or 4.12(h) and agreed to by Buyer as provided in Section 6.22, and (d) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which either (i) are set forth on Schedule 4.11 or 4.12(h) and have been agreed to by Buyer as provided in Section 6.22 or (ii) do not in the aggregate impair the value of the Purchased Assets by more than Fifty Thousand Dollars ($50,000). Notwithstanding the foregoing, no party hereto shall be required to initiate any litigation, make any payment or incur any economic burden (other than as to Buyer with respect to the provision of a letter of credit regarding the landfill) and except for a payment otherwise then required to be made by it, to obtain any consent, waiver, authorization, order or approval. If, despite its efforts, any party is unable to obtain any consent, waiver, authorization, order or approval, and such failure to obtain such consent, waiver, authorization, order or approval would have a material adverse effect on the Purchased Assets or the Business, the other party may terminate this Agreement and shall have no liability therefor, except as is provided in
Section 13.2.

     6.20 Further Assurances. Seller and Buyer will use reasonable best efforts to implement the provisions of this Agreement and the Related Agreements, and for such purpose, at the request of any party (or Buyer's designees) will, at or after the Closing, without further consideration, promptly execute and deliver such additional documents as the requesting party may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and thereby to vest in Buyer title to the Purchased Assets free and clear of any liens, changes, pledges, security interests or other Encumbrances.

     6.21 Inventory Adjustment. The book value of the Inventory included in the Purchased Assets at the Closing Date shall be $31.4 million (the "Target Value"). The Purchase Price will be adjusted to the benefit of Buyer or Seller, dollar for dollar, to the extent that the value of the Inventory as of the Closing, as reported in the Final Closing Inventory Statement (as defined below), is more or less than the Target Value (the "Inventory Adjustment").

     (a) Closing Inventory Statement.

     (i) Seller shall deliver to Buyer a statement setting forth the value of the Inventory as of the Closing (the "Closing Inventory Statement"), which Closing Inventory Statement Seller shall use its best efforts to deliver within five (5) business days after the Closing Date, but shall deliver no later than ten (10) business days after the Closing Date. The Closing Inventory Statement shall be prepared in accordance with generally accepted accounting principles consistent with the current accounting practices of the Business. Representatives of Buyer shall be entitled to observe and review the preparation of the Closing Inventory Statement to whatever extent Buyer may elect.

     (ii) The Closing Inventory Statement shall be reviewed by Buyer, and Buyer may, during the fifteen (15) business day period following the receipt by Buyer of the Closing Inventory Statement, propose such adjustments (if any) as shall in its judgment be required to cause the Closing Inventory Statement to properly reflect the value of the Inventory as of the Closing in the manner provided in this Section 6.21. In the event that Buyer and Seller are unable to agree upon any such proposed adjustments within ten (10) business days after they have been proposed by Buyer as aforesaid then, in such event, the adjustments in dispute shall be submitted to the accounting firm of KPMG Peat Marwick (the "Arbitrator") for its consideration and resolution; the fees of the Arbitrator, the decision of which shall be final and binding upon Buyer and Seller, shall be paid one-half by each of said parties. The Closing Inventory Statement shall become final and binding upon the parties, (A) if Buyer does not propose any adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof by Buyer or fifteen (15) business days after the delivery thereof to Buyer, or (B) if Buyer proposes adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof (as so adjusted) by Buyer and Seller or the date of the receipt by Buyer and Seller of the decision of the Arbitrator as to any adjustments submitted to it for resolution. The Closing Inventory Statement, in the form in which it becomes final and binding upon Buyer and Seller as aforesaid, is hereinafter referred to as the "Final Closing Inventory Statement". The Final Closing Inventory Statement shall be delivered by Seller to Buyer within five (5) business days after it becomes binding upon Buyer and Seller as aforesaid.

     (b) Adjustment of the Purchase Price.

     (i) If the value of the Inventory as set forth on the Final Closing Inventory Statement is greater than the Target Value, Buyer shall pay to Seller, within five (5) business days following the delivery by Seller to Buyer of the Final Closing Inventory Statement, cash in immediately available funds in an amount equal to such difference.

     (ii) If the value of the Inventory as set forth on the Final Closing Inventory Statement is less than the Target Value, Seller shall pay to Buyer, within five (5) business days following the delivery by Seller to Buyer of the Final Closing Inventory Statement, cash in immediately available funds in an amount equal to such difference.

     6.22 Real Property Information. Notwithstanding anything to the contrary in
Section 4.11 or 4.12(h), Schedules 2.1(i), 4.11 and 4.12(h) (including satisfaction of Seller's obligation to deliver complete and accurate copies of policies, plans, title and other documents pursuant thereto) shall be completed by Seller no later than two (2) weeks following the execution of this Agreement. Subject to Section 6.19, (i) the Real Property to be listed on Schedule 2.1(i) shall be sufficient in all material respects, from and after the Closing, for the operation of the Purchased Assets, the conduct of the Business and Buyer's intended future operation of the Facility (as previously disclosed to Seller), and (ii) any Encumbrances listed on Schedule 4.11 or 4.12(h) shall not materially adversely affect the Purchased Assets, the conduct of the Business and Buyer's intended future operation of the Facility. Buyer shall have one (1) week from the time of its receipt of the completed Schedule 2.1(i), 4.11 and 4.12(h) to determine whether the Schedules satisfy the requirements of subsections (i) and (ii) above and to notify Seller of its determination, provided that if Seller requires additional time to complete such Schedules or Buyer requires additional time to complete its review of such Schedules, upon the giving of written notice to such effect to the other party within the original time period for its completion or review of such Schedules, such party will extend such requesting party's completion or review time by one week. Thereafter, if despite its efforts to remedy any objections Buyer may have based on clause (i) and/or (ii) of this Section 6.22, Seller is not able to effect such remedy to Buyer's reasonable satisfaction, Buyer may terminate this Agreement without liability as permitted by Section 6.19. Buyer's decision to not terminate shall evidence Buyer's acceptance of the materials listed above only for purposes of proceeding with the transactions contemplated by this Agreement and shall not be deemed an acceptance of the representations and warranties as true, complete and correct.

     6.23 Certain Incomplete Deliveries. Notwithstanding anything to the contrary in Sections 4.7, 4.13, 4.16 and 4.19, complete and correct copies of each agreement and/or lease listed on Schedules 4.7, 4.13, 4.16, 4.19(b) and 4.19(d) shall be delivered by Seller to Buyer no later than two (2) weeks following the date of execution of this Agreement. Seller's failure to deliver such agreements and leases within such time period shall constitute a breach of this Agreement. Following delivery of such agreements and leases to Buyer, Buyer will have a period of one (1) week to review the same and determine whether any of such agreements or leases that were either not complete as delivered or not delivered prior to the execution hereof, taken as a whole or any provision thereof, would materially adversely affect the good and marketable title, subject to no liens except as otherwise provided herein, to the Purchased Assets, the conduct of ongoing operation of the Business or Buyer's intended future operation of the Facility (as previously disclosed to Seller) and if Buyer so determines, Buyer may terminate this Agreement without liability as permitted by Section 6.19.

     6.24 Pulp Mill Shutdown Costs. In connection with the annual shut-down of the pulp mill at the Facility, currently scheduled to commence in the week of May 17, 1999, Seller will perform, or cause to be performed, certain inspection, cleaning, maintenance, repair and improvement work which can only be accomplished during such shut-down (the "Work") and which involves the direct expenditure of funds by Crown for labor, materials and equipment, which Crown currently estimates will aggregate Three Million Two Hundred Thousand Dollars ($3,200,000), but which could be more or less than such amount. During the shut-down period, PPA shall be entitled to have a representative present at the Facility to verify the Work being performed at the pulp mill. Following the completion of the mill shut-down, Crown will prepare and submit to PPA a detailed accounting of all direct costs incurred by Crown in connection with the performance of the Work, together with copies of all invoices, statements and certifications sufficient to support the items of expenditure set forth in such accounting, which accounting shall be certified by Crown's chief accounting officer to be accurate and complete and to have been prepared from Crown's books and records maintained in the ordinary course of business. If the Closing hereunder has occurred prior to completion of the accounting, PPA shall provide all reasonable assistance, including access to PPA employees and records, to allow Seller to promptly complete such accounting. Following its receipt of the accounting, PPA will have a period of 30 days to review such accounting and the supporting documents and to request and obtain additional information with respect to the accounting and to discuss with Crown's management personnel responsible for the shut-down such additional information as to the Work as PPA may reasonably request. Following the expiration of such 30 day review period, if PPA is reasonably satisfied with the accounting, PPA will cause to be remitted to Crown an amount equal to fifty percent (50%) of the total expenditures for the Work, as specified in such accounting.

                                   ARTICLE VII
                                    COVENANTS

     7.1 Transition. Neither Seller nor Buyer will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the pulp, toweling and Sustaining Grades businesses conducted at the Facility from maintaining the same business relationships with the Buyer and such business after the Closing as it maintained with Seller and such business prior to the Closing. Seller will refer all customer inquiries relating to the pulp and toweling business to Buyer from and after the Closing.

     7.2 Covenant Not To Compete. (a) Seller will not:

     (i) compete (as defined below) with Buyer, during (A) the three (3) year period commencing on the Closing Date, with respect to any grades of toweling or tissue; (B) the three (3) year period commencing on the Closing Date, with respect to Target Grades of paper produced by Crown at the Facility during the two (2) year period prior to March 9, 1999, and not produced during such two (2) year period at any other paper mills then operated by Crown or any of its subsidiaries or affiliates (as indicated on Schedule 7.2(a) hereto, which Schedule lists all Target Grades produced by Crown at the Facility and at Crown's other paper mills during such period). The immediately preceding sentence shall not apply to Publishing Grades. "Compete" means to own, manage, operate or engage in a business involving the manufacture, converting, marketing, improvement, development, production, sale or otherwise, of any grades of the types and grades of paper specified in clauses (A) and (B) above, throughout the world, directly or indirectly, either as a proprietor, partner, manager, operator, agent, consultant, broker, stockholder licensor, licensee, joint venturer, or in any other capacity or means whatsoever; provided, however, that Seller shall not be deemed to "compete" with respect to the purchase by Seller of all of the capital stock or all or substantially all of the assets of an entity that manufactures (X) toweling (provided that toweling does not constitute more than twenty-five percent (25%) of the total manufacturing output, on a tonnage basis, of such entity), or (Y) Target Grades of paper (provided that the combined output of Target Grades, on a tonnage basis, of Seller and the acquired entity, does not exceed the aggregate output of Seller and the acquired entity prior to such purchase).

     (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Buyer and the toweling business of the Business, and any toweling customer, prospect, supplier or prospective supplier of Buyer or the toweling business of the Business, or with regard to toweling, solicit or provide services to, as the case may be, any toweling accounts, clients, customers or prospects of Buyer or the toweling business of the Business (or any toweling accounts, clients or customers which were contacted or solicited by any of them prior to the Closing Date); provided, however, that Seller shall not be deemed to have done any of the foregoing with respect to the purchase by Seller of all of the stock or substantially all of the assets of an entity that manufactures toweling provided that toweling does not constitute greater than twenty-five percent (25%) of the total manufacturing output, on a tonnage basis, of such entity.

     (iii) (x) from the date of execution of this Agreement until the Closing Date, solicit or transfer any Employee, and (y) during the two (2) year period commencing on the Closing Date, not solicit for employment any Employee, or hire or employ any of the persons listed in Schedule 7.2, which shall be updated by Buyer at the Closing. Buyer shall not without Seller's prior consent, which shall not be unreasonably withheld, during the periods described in (x) and (y) above, solicit, hire or employ any person employed by Seller or its affiliates in its sales and marketing group.

     (b) The parties agree that the restrictions contained in this Section 7.2 are a reasonable and necessary protection of the immediate interest of the Buyer and any violation of these restrictions would cause substantial injury to the Buyer. It is the desire and intent of the parties that the provisions of Section 7.2(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion or portions of Section 7.2(a) shall be adjudicated to be invalid or unenforceable, Section 7.2(a) shall be deemed amended to delete therefrom the portion or portions thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such portions of such Sections in the particular jurisdiction in which such adjudication is made. If there is a breach or threatened breach of any of the provisions of Section 7.2(a) of this Agreement, Buyer shall be entitled to an injunction restraining such breach. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies for such breach or threatened breach.

     (c) If, subsequent to the date of this Agreement Seller or its parent consolidates with, or merges into, another entity, in which Seller or its parent is not the surviving or continuing entity, or all or a substantial part of the assets of Seller or its parent are acquired by another entity, the provisions of
Section 7.2(a) and (b) shall survive such transaction and shall be binding and enforceable against the successor entity, provided that the successor entity shall not be deemed to have violated such provisions if the successor entity's combined output, on a tonnage basis, of toweling and for Target Grades does not exceed the aggregate output of Seller and the other entity prior to the consolidation, merger or asset acquisition.

     7.3 Permit Application. Seller will use its best efforts to assist Buyer in obtaining any of the Licenses and Permits listed in Schedule 2.1(v) and Environmental Permits listed in Schedule 2.1(iv) which are not transferable or assignable to Buyer.

     7.4 Tax Clearance. Seller will use its best efforts to deliver to Buyer a written commitment or other assurances reasonably acceptable to Buyer by the New Hampshire Department of Revenue Administration that Seller is in good standing therewith and that Seller has timely filed all Returns required to be filed therewith or supplied thereto.

                                  ARTICLE VIII
                         EMPLOYEES AND EMPLOYEE MATTERS

     8.1 Transferred Employees. (i) Seller has delivered to PPA a list of all of the employees of Crown and Electric who are employed at the Facility (each, an "Employee" and collectively, the "Employees") as of the most recent date for which such information is available. PPA shall have the right, upon reasonable advance notice and in a manner which is not disruptive to the Business, following the execution of this Agreement, to interview and negotiate with Employees in order to determine which Employees will be offered employment by PPA. Immediately prior to Closing, Seller shall terminate the employment of each of its respective Employees. Ten (10) business days prior to Closing, Seller shall advise PPA in writing of the number of Employees which constitute at least ninety percent (90%) of those Employees entitled to protection under the WARN Act and PPA shall offer employment with Buyer, effective no later than the day following the Closing Date, to such number of Employees. The process for PPA to offer re-employment to Employees who are subject to a collective bargaining agreement after the Closing shall be in accordance with the terms and conditions of the applicable collective bargaining agreements. Such Employees who are offered employment by PPA and elect to become employees of PPA are hereinafter referred to as "Transferred Employees" and shall be deemed to have become employees of PPA as of the time the Closing becomes effective.

     (ii) PPA represents to Seller that it does not intend to implement a "plant closing" or a "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act ("WARN Act") at or in respect of the Facility within ninety (90) days of the Closing Date. PPA shall be responsible for and shall indemnify and hold harmless Seller from any and all claims or liability under the WARN Act arising from (a) a breach of Buyer's agreement with respect to hiring contained in Section 8.1(i) or (b) a "plant closing" or "mass layoff" in violation of the WARN Act occurring after the Closing Date.

     8.2 Employee Benefit Plans. (i) PPA will establish employee benefit plans and programs substantially equivalent to the plans and programs listed in
Schedule 8.2 that are presently offered by Seller at the Facility and will permit each salaried Employee and each hourly Employee of the Business who becomes a Transferred Employee and who is not covered by one of the collective bargaining agreements listed in Schedule 4.19(a) to participate in such newly established employee benefit plans and programs. The Transferred Employees' accrual of benefits under plans and programs covering employees of Buyer shall be based solely on their service with PPA after the Closing. For purposes of calculating and/or satisfying annual deductibles, co-payments, out-of-pocket maximums and the like under PPA's newly established benefit plans for the year in which the Closing occurs, Transferred Employees shall receive full credit and benefit for all otherwise qualifying amounts paid thereby during the calendar year in which the Closing occurs.

     (ii) No assets or Liabilities with respect to Transferred Employees shall be transferred, as a result of this Agreement, from any of Seller's employee benefit plans applicable to the Employees of the Business to any plan maintained or established by Buyer, and Seller shall retain all obligations to fund or otherwise provide benefits accrued by Transferred Employees under its benefit plans prior to the Closing, except as otherwise expressly provided herein. Benefits under the plans retained by Seller shall be payable to the Transferred Employees pursuant to the terms of such plans and shall constitute the only benefits to which the Transferred Employees are entitled with respect to their service with Seller prior to the Closing, except as otherwise expressly provided herein, provided nothing in this sentence shall be deemed an assumption of Liabilities by the Buyer as to Transferred Employees.

     (iii) PPA will assume Seller's obligations under the collective bargaining agreements listed in Schedule 4.19(a) with respect to Transferred Employees covered by one or more of such agreements to the extent that the collective bargaining agreements relate to services rendered for Buyer by Transferred Employees after the Closing. For purposes of applying the terms and conditions of such collective bargaining agreements, the employment of each Transferred Employee shall be deemed to be continuous, and without interruption resulting from the termination by Seller and rehiring by PPA contemplated under this Agreement, provided nothing in this sentence shall be deemed an assumption of pre-Closing Liabilities by PPA as to Transferred Employees. PPA will establish such benefit plans and arrangements as may be mutually agreed upon by PPA and the collective bargaining representatives of the Transferred Employees.

     8.3 Worker's Compensation. PPA will assume the responsibility for all worker's compensation claims made by Transferred Employees arising from events occurring after the Closing and Seller shall indemnify PPA for any claims made against Buyer for events occurring prior to the Closing. Seller will retain the responsibility (including claims administration) for all worker's compensation claims made by its employees or former employees (whether or not Transferred Employees) that arise from events that occur before the Closing or events otherwise occurring while the Employees are employed by Seller and PPA shall indemnify Seller for claims made against Seller for events occurring after the Closing.

     8.4 Severance and Vacation Pay.

     (a) Seller will pay severance pay as required under Seller's existing severance pay programs to all eligible Employees who are not Transferred Employees and shall indemnify Buyer for severance or other claims made against Buyer by Employees who are not Transferred Employees. PPA shall reimburse Seller for severance pay paid by Seller to any Employee who is hired by PPA within sixty (60) days after the Closing; provided, however, that PPA shall not reimburse Seller for severance pay paid by Seller to any employee who is hired by PPA as a less than full time "consultant" and whose earnings are reported to the Internal Revenue Service by PPA on IRS Form 1099.

     (b) With respect to Transferred Employees, PPA will be a successor of Seller solely with respect to, and will credit each such Transferred Employee, with any and all accrued vacation time that must be used during such Transferred Employee's current year of employment by Seller prior to the Closing and that has not been previously used by such Transferred Employee. The term "current year of employment" in the foregoing sentence shall mean (i) the current calendar year for hourly Transferred Employees and (ii) the twelve (12) month period commencing with the most recent anniversary of the date of hire for salaried Transferred Employees. In addition, with respect to any Transferred Employee who previously was employed at the Facility by Crown-Zellerbach, if such Transferred Employee shall make a claim for vacation pay in respect of any period during which he or she was employed by Crown-Zellerbach, Seller will defend, indemnify and hold PPA harmless from and against any such losses, liabilities, damages and expenses (including reasonable attorneys' fees) suffered or incurred by Buyer by reason of such claim without regard for the limitations set forth in Section 12.4. Within seventy-two (72) hours after the Closing, Seller will pay to Employees (who are not Transferred Employees) all unpaid vacation pay accrued prior to the Closing and shall indemnify Buyer for any claims made by such employees for unpaid vacation pay (or any other employee benefit(s) accrued as of the Closing) without regard for the limitations set forth in Section 12.4. Thereafter, Seller will have no liability for vacation pay for Transferred Employees except as set forth in this
Article VIII.

     8.5 Other Liabilities Relating to Employees. Except to the extent otherwise specifically provided in this Article VIII, PPA shall not assume any obligations or Liabilities with respect to (i) any pension plan, welfare plan, retiree medical expenses, or other employee benefit plan or program relating to any present, former or retired employee of Seller, (ii) any severance or separation obligation which may result from the consummation of the transactions contemplated by this Agreement and Seller shall indemnify PPA for any claims by Employees for such payments; or (iii) any other liabilities or obligations arising from the employment of Employees through the consummation of the Closing (whether or not Transferred Employees).

     8.6 Administration. PPA and Seller will each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits, employee grievances and worker's compensation claims affecting the Employees and former employees of Seller (whether or not Transferred Employees). If, as a result of the transactions contemplated by this Agreement, reports are required to be filed with respect to any of Seller's benefit plans, Seller will file such reports.

                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Buyer in writing, to the satisfaction at or prior to the Closing of each of the following conditions and, to the extent that satisfaction of any such condition requires any action on the part of Seller, Seller hereby agrees to take such action:

     9.1 Representations and Warranties. The representations and warranties of Seller contained in Article IV of this Agreement together with the Schedules thereto, and any other documents executed by or on behalf of Seller from and after the date hereof, including, but not limited to, the Related Agreements through the Closing pursuant to this Agreement, shall be true and complete in all material respects as of the date of this Agreement and as of the Closing, as if made on and as of such date, and Seller shall deliver to Buyer at the Closing a certificate to that effect signed by its authorized officer.

     9.2 Performance of this Agreement. Seller shall have complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it and prior to the Closing and shall deliver to Buyer at the Closing a certificate to that effect signed by its Chairman or President.

     9.3 Corporate Authorization. All corporate action required to be taken by Seller in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such originals or copies of such documents as it may reasonably request.

     9.4 Consents and Approvals. All consents, authorizations, orders, approvals or waivers of Governmental Authorities and of individuals or business entities (including, without limitation, those listed in Schedule 4.3) which Seller is required to obtain in order to be able to assign or otherwise transfer the Purchased Assets to Buyer and to permit Buyer and its designees to operate the Business shall have been obtained and all waiting periods specified by law with respect thereto shall have expired or terminated.

     9.5 Injunction, Litigation. No order, injunction, decree or judgment of any court or Governmental Authority having jurisdiction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or the Related Agreements, or which would limit or affect the ability of Buyer to own or control the Purchased Assets or to operate the business of the Facility, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or Governmental Authority seeking to prohibit, delay or otherwise prevent or challenging the validity of the transactions contemplated by this Agreement or the Related Agreements, or which could in Buyer's judgment have an adverse effect on the Purchased Assets or the business of the Facility.

     9.6 Legislation. No statute, rule, regulation, ordinance or other legal requirement shall have been proposed or enacted which prohibits or might prohibit, restrict, delay or otherwise prevent the consummation of the transactions contemplated by this Agreement or the Related Agreements.

     9.7 Title Insurance, Estoppel Certificates. Buyer and/or its designees shall have received commitments for an ALTA form title insurance policy in all respects reasonably satisfactory to Buyer and Buyer's lender insuring Buyer, its designees and its lender's mortgage in fee simple and without standard or special exceptions, other than the Permitted Exceptions, or other assurances reasonably satisfactory to it, that Seller has good and marketable title to the Real Property and that Buyer will acquire good and marketable titles to the Real Property free and clear of all liens, charges, pledges and other

Encumbrances, other than Permitted Exceptions. In addition, Seller shall have obtained executed estoppel certificates reasonably satisfactory in form and substance to Buyer and its designees and such other information with respect to the Leases as Buyer may reasonably request.

     9.8 Receipt of Licenses and Permits and Environmental Permits. The issuance or assignment to Buyer and/or its designees of all Licenses and Permits and Environmental Permits.

     9.9 Related Agreements, Documents and Instruments. Seller shall have duly executed and delivered the Related Agreements. Seller shall have delivered all Schedules and other disclosures required to be delivered pursuant to the provisions of this Agreement. Seller shall have executed and delivered such deeds, bills of sale, and other instruments of assignment and transfer in proper form to effect the transfer and assignment of the Purchased Assets in accordance with the provisions of this Agreement and such other documents, certificates or instruments to be delivered hereunder, all in the form required hereby, including, without limitation, such customary title affidavits and certificates as may be required to enable Buyer to procure title insurance in accordance with
Section 9.7 above.

     9.10 No Change. From the date of this Agreement to the Closing Date, there shall not have been any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets in an aggregate amount in excess of One Hundred and Fifty Thousand Dollars ($150,000); provided, however, that in the event of any fire or other casualty resulting in damage, destruction, or loss not repaired or restored and affecting the Purchased Assets between the date hereof and the Closing Date, Buyer shall have the election in its sole discretion (i) not to close hereunder by reason of non-satisfaction of the condition precedent specified in this Section 9.10, or (ii) to close hereunder on the basis of accepting such Assets as is, together with the right to receive all of Seller's insurance proceeds allocable to such damage, destruction or loss of Assets.

     9.11 Payment of Transfer Taxes. Seller shall have paid or provided for payment of its portion of all transfer taxes payable upon the transfer of the Real Property and Equipment hereunder.

     9.12 Bulk Sales Compliance. Seller shall have complied with the provisions of the bulk sales laws of applicable states.

     9.13 Results of Environmental Audit.

     (a) The Environmental Audit and Phase II Assessment (the "Study") to be conducted for Buyer, the scope of which is set forth in Schedule 6.6, shall have revealed no violations of the representations and warranties set forth in
Article IV which, individually or in the aggregate, in the reasonable judgment of Tighe & Bond (or other environmental expert selected by Buyer)(the "Expert") would be expected to cost in excess of One Million Dollars ($1,000,000) to address, or if any such violation(s) of such representations and warranties is found, Seller shall in its sole discretion have agreed in writing to perform or pay for all action required to address such violation(s) in a manner reasonably satisfactory to the Buyer; provided, however, that Seller's cost in such performance, if any, shall be only that amount in excess of One Million Dollars ($1,000,000) with Buyer being solely responsible for the first One Million Dollars ($1,000,000) of such amount. For purposes of this Section 9.13, no specific condition, non-compliance with Environmental Law or release of any Hazardous Material identified in the Study shall be considered to be a violation of the representations and warranties set forth in Article IV unless, in the reasonable judgment of the Expert, such violation would cost in excess of One Hundred Thousand Dollars ($100,000) to address; provided, however, that the cost to address items 2(d) and 2(g) on Schedule 4.5 shall be deemed to be only the cost in excess of the estimated cost specified for such items as set forth in such Schedule 4.5.

     (b) Seller shall provide access to the Real Property and otherwise cooperate with Buyer in its performance of the Study.

     9.14 Opinion of Counsel for Seller. Buyer shall have received an opinion from Sulloway & Hollis, P.L.L.C., counsel for Seller, addressed to Buyer and dated the Closing Date, in form and substance reasonably acceptable to Buyer.

     9.15 No Material Adverse Change. There shall not have occurred since the date of the execution of this Agreement, any material adverse change (i) in the financial condition, results of operations, cash flows or prospects of the Business or (ii) in the capacity of Seller to conduct the Business in a manner consistent with past practice, and Seller shall have so certified to Buyer in writing.

     9.16 HSR Act. Buyer, Seller and any other person (as defined in the HSR Act and the rules and regulations thereunder) which is required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the United States Department of Justice and the United States Federal Trade Commission pursuant to Title II of the HSR Act shall have made such filing, and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     9.17 Termination of Liens. All mortgages, security interests and other liens on the Purchased Assets shall have been fully and unconditionally satisfied, discharged, released or terminated at or prior to the Closing and Buyer and its designees shall have received true and complete copies of all such mortgage satisfactions, certified copies of filed UCC-3 termination statements or releases and other evidence satisfactory to Buyer and its designees of satisfaction, discharge, release or termination.

     9.18 Closing of Sale of Senior Notes. Prior to or concurrently with the Closing, ATH shall have received the net proceeds from the issue and sale of senior notes in the aggregate principal amount of at least One Hundred and Seventy-Five Million Dollars ($175,000,000.00) at an interest rate acceptable to Buyer.

     9.19 Cluster Compliance. Buyer shall have received a satisfactory letter from a qualified professional environmental engineering firm (the "Cluster Engineer") regarding the Seller's plans for compliance with the Pulp and Paper Cluster Rule, 63 Fed. Reg. 18504-18751 promulgated by the United States Environmental Protection Agency ("Cluster Rule").

                                    ARTICLE X
                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Seller in writing, to the satisfaction at or prior to Closing of each of the following conditions and, to the extent that satisfaction of any such condition requires any action on the part of Buyer, Buyer hereby agrees to take such action:

     10.1 Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Buyer contained in Article V of this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing as if made on and as of such date, and Buyer shall have delivered to Seller a certificate to that effect signed by its Manager.

     10.2 Performance of this Agreement. Buyer shall have complied in all material respects with all of its obligations under this Agreement and Buyer shall have delivered to Seller a certificate to that effect signed by its Manager.

     10.3 Limited Liability Company Authorization. All limited liability company action required to be taken by PPA in connection with the transactions contemplated by this Agreement and the Related Agreements shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller, and Seller shall have received all such originals or copies of such documents as it may reasonably request.

     10.4 Consents and Approvals. All consents, including, but not limited to, those listed in Schedule 4.3, and all authorizations, orders or approvals of Governmental Authorities and of individuals or business entities, including, but not limited to, the return to Seller of Seller's letter of credit supporting the landfill permit, which the parties are required to obtain in order to consummate the transactions contemplated by this Agreement and the Related Agreements shall have been obtained and all waiting periods specified by law with respect thereto shall have passed.

     10.5 Injunction, Litigation. No order of any court or Governmental Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the Related Agreements and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or Governmental Authority seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement or the Related Agreements.

     10.6 Legislation. No statute, rule or regulation shall have been proposed or enacted which does, or might, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or the Related Agreements.

     10.7 Opinion of Counsel for Buyer. Seller shall have received an opinion from Mandel & Resnik P.C., counsel for Buyer, addressed to Seller and dated as of the Closing Date, in form and substance reasonably acceptable to Seller.

     10.8 HSR Act. Buyer, Seller and any other person (as defined in the HSR Act and the rules and regulations thereunder) which is required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the United States Department of Justice and the United States Federal Trade Commission pursuant to Title II of the HSR Act shall have made such filing, and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.


                                   ARTICLE XI
                                     CLOSING

     11.1 Time and Place of Closing. The closing (the "Closing") shall take place at a location mutually agreed upon in writing by Buyer, Buyer's lender, and Seller at 10:00 a.m. local time on the later of (i) May 27, 1999, (ii) the next business day after which the last of the closing conditions is fulfilled or waived, or (iii) such other date as may be mutually agreed upon by the parties in writing (the "Closing Date"). If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement and the Related Agreements shall be deemed to have occurred simultaneously and become effective as of 6:00 a.m. on the Closing Date.

     11.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer and/or its designees the following:

          (i) quitclaim deeds with covenants concerning Seller's acts duly executed and in recordable form conveying to Buyer and/or its designees good and marketable title to the Real Property, free and clear of Encumbrances other than Permitted Exceptions;

          (ii) properly endorsed title certificates transferring the motor vehicles which are a part of the Purchased Assets to Buyer or its designees;

          (iii) a bill of sale and assignment conveying to Buyer good and marketable title to the Equipment and Inventory, free and clear of Encumbrances other than Permitted Exceptions in form reasonably acceptable to Buyer;

          (iv) the certificates required by Sections 9.1 and 9.2;

          (v) evidence that the corporate action described in Section 9.3 has been taken;

          (vi) copies of the consents required by Section 9.4;

          (vii) the estoppel certificates required by Section 9.7;

          (viii) certificates from the appropriate Governmental Authorities of
     (a) Crown's good standing in the State of Virginia and its qualification to do business in the State of New Hampshire, and (b) Electric's and Railway's good standing in the State of New Hampshire, and (c) ARCO's good standing in the State of Maine and qualification to do business in the State of New Hampshire, as of the most recent date obtainable;

          (ix) the opinion of counsel for Seller required by Section 9.14;

          (x) title insurance policies relating to the Real Property in accordance with Section 9.7 above, which shall be obtained by Seller at the expense of Buyer, such expense to be reimbursed at the Closing;

          (xi) an instrument of assignment of all Licenses and Permits and Environmental Permits in the form and substance reasonably acceptable to Buyer;

          (xii) instruments of assignment of all Intellectual Property, free and clear of Encumbrances, in the form and substance reasonably acceptable to Buyer.

          (xiii) ) stock certificate(s), or duly executed affidavits of lost stock certificates (and surety bond, if required by ARCO), representing 2,500 shares of the capital stock of ARCO, together with stock powers duly executed in blank, with the signatures thereon duly guaranteed by a commercial bank; and

          (xiv) such additional documents as Buyer may reasonably request.

     11.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

          (i) cash in the amount of the Purchase Price in immediately available funds as set forth in Section 2.4;

          (ii) an instrument of assumption of the Assumed Liabilities executed by PPA in the form and substance reasonably acceptable to Buyer;

          (iii) the certificates required by Sections 10.1 and 10.2;

          (iv) evidence that the corporate action on the part of ATH and the limited liability company action on the part of PPA described in Section
     10.3 has been taken;

          (v) copies of the consents required by Section 10.4.

          (vi) a certificate of the Secretary of State of the State of Delaware as to the good standing of ATH;

          (vii) a certificate of the Secretary of State of the State of New York as to the good standing of PPA in the State of New York and a certificate of the Secretary of State of the State of New Hampshire as to its qualifications to do business in the State of New Hampshire (and other applicable jurisdictions) as of the most recent date obtainable;

          (viii) the opinion of Buyer's counsel required by Section 10.7; and

          (ix) such additional documents as Seller may reasonably request.

     11.4 Deliveries by Seller and Buyer. At the Closing, Crown and PPA shall each execute and deliver to the other duly executed copies of the Related Agreements.


                                   ARTICLE XII
                                 INDEMNIFICATION

     12.1 Indemnification by Seller. Subject to the limitations contained in this Article XII, Seller will indemnify, defend and hold Buyer and its directors, officers, employees, heirs, assigns and representatives (collectively, "Buyer Indemnified Parties") harmless from any and all Liabilities asserted against, resulting to or incurred, suffered or paid, directly or indirectly, by Buyer Indemnified Parties, arising out of or relating to:

          (i) any misrepresentation contained in, omission from or breach of, any covenant, representation or warranty made by Seller in any of the Seller Documents; provided, however, that indemnification for any violation(s) of the representations and warranties set forth in Sections
     4.5 and 4.7 relating to Environmental Laws shall be made only if (a) the cost for any one violation shall be in excess of $100,000 (the "Minimum"), and (b) the aggregate of all such violations shall exceed the sum of One Million Dollars ($1,000,000) (the "Basket"), and, in such event, indemnity shall be made only for the actual cost of such violations in excess of the Basket; provided further that the Basket shall include any violations that may be found pursuant to the Study as set forth in Sections 9.13(a), and the foregoing Minimum and the Basket shall apply to any matter constituting a violation of Sections 4.5 and 4.7 regardless of which subsection of this
     Section 12.1 is asserted to give rise to Seller's duty to indemnify;

          (ii) the breach of any agreement or undertaking of Seller contained in any of the Seller Documents;

          (iii) any Liability or obligation of Seller (whether absolute, accrued, contingent or otherwise and whether a contractual or other type of Liability, obligation or claim) not specifically assumed by Buyer pursuant to this Agreement;

          (iv) except for the Assumed Liabilities, any claims of creditors of Seller or any other third parties against the Purchased Assets or Buyer's title to the Purchased Assets (including any Liability of Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

          (v) except to the extent Buyer is responsible for the following Liabilities under this Agreement, any claims by or on behalf of current or former employees of Crown or Electric arising out of employment by Crown or Electric prior to the consummation of the Closing: (a) for wages, compensation, or benefits of any type under any Employee Benefit Plan; (b) on account of any alleged or actual contractual or other commitment of Crown or Electric to such employees; (c) on account of any work related injuries or illnesses occurring or contracted on or prior to the consummation of the Closing, including, without limitation any refusal to rehire claim related thereto; (d) on account of any strike, work stoppage, slowdown, unfair labor practice allegation or finding, grievance proceedings, discrimination or hiring claims, or other controversies involving issues of employment, benefits, hiring practices, or any other aspect of the employer-employee relationship or any similar event or condition relating to personnel or employment relations matters; and/or (e) under any workers' compensation, worker health or safety, equal employment opportunity, or discrimination statutes or laws of any type or description;

          (vi) except to the extent Buyer is responsible hereunder to pay a portion of New Hampshire real estate transfer tax, as set forth in Section 6.8(ii), any claims for sales and use taxes or any other Taxes made against Buyer or Buyer's title to the Purchased Assets on account of the consummation of the transaction contemplated by this Agreement or the Related Agreements or on account of the Business or operations conducted at the Facility, including, without limitation, the New Hampshire real estate transfer tax;

          (vii) except for the Assumed Liabilities, any operations or activities of Seller in connection with ownership or use of the Purchased Assets by Seller and/or the Business prior to the Closing by Seller;

          (viii) except for the Assumed Liabilities, any action, suit or proceeding commenced before or after the Closing based on an event occurring or a claim arising on or prior to the consummation of the Closing relating to Seller, the Purchased Assets or the Business;

          (ix) except to the extent Buyer is responsible for the same under this Agreement, any claim, Liability, Taxes, tax lien, or Encumbrance arising from or with respect to property taxes owing on or relating to the Purchased Assets for periods prior to the Closing; and

          (x) any and all actions, suits, proceedings, demands, claims, assessments, judgments, fines, penalties, costs, damages, losses, charges, and expenses (including reasonable attorneys' fees, court costs and disbursements) that Buyer may suffer, sustain, incur, or become subject to arising out of, based upon, resulting from, or incident to the foregoing.

     12.2 Indemnification by Buyer. Subject to the limitations contained in this
Article XII, PPA will indemnify and hold Seller and its directors, officers, employees, heirs, assigns and representatives (collectively, "Seller Indemnified Parties") harmless from any and all Liabilities asserted against, resulting to or incurred, suffered or paid, directly or indirectly, by Seller Indemnified Parties, arising out of or relating to:

          (i) any misrepresentation contained in, omission from or breach of any covenant, representation or warranty made by Buyer in this Agreement or the Related Agreements;

          (ii) the breach of any agreement or undertaking of Buyer contained this Agreement or the Related Agreements;

          (iii) the failure of PPA to perform any obligation specifically assumed by it pursuant to the terms of this Agreement;

          (iv) any claims by or on behalf of Transferred Employees arising out of employment by PPA after the consummation of the Closing: (a) for wages, compensation, or benefits of any type under any employee benefit plan; (b) on account of any alleged or actual contractual or other commitment of PPA to such Transferred Employees; (c) on account of any work related injuries or illnesses occurring or contracted after the consummation of the Closing, including, without limitation any refusal to rehire claim related thereto;
     (d) on account of any strike, work stoppage, slowdown, unfair labor practice allegation or finding, grievance proceedings, discrimination or hiring claims, or other controversies involving issues of employment, benefits, hiring practices, or any other aspect of the employer-employee relationship or any similar event or condition relating to personnel or employment relations matters; (e) under any Workers' Compensation, worker health or safety, equal employment opportunity, or discrimination statutes or laws of any type or description; and/or (f) retiree medical benefits for Transferred Employees who retire from the employment of PPA, which benefits are claimed to have vested or accrued as a result of such Employees' employment by Seller or its predecessors;

          (v) any operations or activities of PPA in connection with ownership or use of the Purchased Assets and/or the Business after the Closing; and

          (vi) any and all actions, suits, proceedings, demands, claims, assessments, judgments, fines, penalties, costs, damages, losses, charges, and expenses (including reasonable attorneys' fees, court costs and disbursements) that Seller may suffer, sustain, incur, or become subject to arising out of, based upon, resulting from, or incident to the foregoing.

     12.3 Third Party Claims. The obligations and liabilities of a party from which indemnification is sought (an "Indemnifying Party") to a party seeking indemnification (an "Indemnified Party") under this Article XII with respect to any claim, action, suit, proceeding or demand at any time instituted against or made upon an Indemnified Party for which such Indemnified Party may seek indemnification hereunder (a "Legal Action") resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following conditions:

          (i) the Indemnified Party shall give prompt written notice to the Indemnifying Party of the nature of the Legal Action and the amount thereof to the extent known; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder unless such failure materially and adversely affects the Indemnifying Party;

          (ii) if any Legal Action is brought by a third party against an Indemnified Party, the Legal Action shall be defended by the Indemnifying Party by counsel of its own choice subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld. So long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Legal Action, the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Legal Action, and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. Until the Indemnifying Party shall have assumed the defense of any such Legal Action, or if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not be entitled to assume the defense of such Legal Action and the defense may be handled by the Indemnified Party), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party;

          (iii) in any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by co-advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal

     Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action; and

          (iv) in any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

     12.4 Limitations on Indemnification. Notwithstanding the foregoing provisions of this Article XII, Seller shall not be liable under Section 12.1 (except with respect to obligations under Sections 12.1(vi) and (ix), and 6.21(b)) and Buyer shall not be liable under Section 12.2 (except with respect to obligations under Section 6.21(b)) unless and until, and only to the extent that, the aggregate amount of liability under either of such Sections exceeds One Hundred and Seventy Five Thousand Dollars ($175,000) and thereafter the Indemnified Party shall be entitled to indemnification thereunder in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000); provided, however, that with respect to Seller's indemnification obligations pursuant to Sections 12.1(vi) and (ix), and 6.21(b), and Buyer's indemnification obligations pursuant to Section 6.21(b), (i) there shall be no minimum and no maximum amount for which either Seller or Buyer shall be liable to indemnify the other, and
(ii) any amount paid by Seller to Buyer under Sections 12.1(vi), (ix) and 6.21(b) shall not be included in, and shall be separate and apart from, the Thirty Million Dollar ($30,000,000) limitation on indemnification.

     12.5 Survival, Investigation. The representations and warranties of the parties contained in this Agreement shall survive any investigation by any party and shall not terminate until the third anniversary of the Closing Date (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, (i) any representation or warranty in respect of which indemnification may be sought under Sections 12.1(i) or 12.2(i) shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the Indemnifying Party prior to the Survival Date, whether or not liability has actually been incurred and (ii) any claim for which indemnification can be sought under Sections 12.1(vi) and (ix) shall survive indefinitely, notwithstanding any applicable statute of limitations.

     12.6 Exclusive Remedy. Except as provided in Section 7.2(b) and Section 14.11, and except for a breach of Section 6.5 hereof, the sole and exclusive remedy for any breach of this Agreement (other than a breach of Section 6.5), including without limitation, any misrepresentation, breach of covenant or warranty, and for any claim, loss, damages, or Liabilities relating to, arising out of or otherwise in connection with such breach, shall be the right of indemnification as and to the extent set forth in this Article XII, and in all events subject to all of the limitations herein, Buyer and Seller waive any and all other remedies available to it at law or in equity (except as provided in Section 7.2(b) and Section 14.11). Without intending to suggest any exception to the exclusivity of the foregoing indemnification remedy (other than in respect of Section 6.3), and subject to Section 7.2(b) and Section 14.11, in the event that Buyer or Seller shall seek to recover any loss, damage, or Liability from the other party under any theory of recovery other than the indemnification as provided in this Article XII, the parties hereby agree that the limitations and protections afforded to an Indemnifying Party by the provisions of Sections 12.4, 12.5, and 12.6 shall be equally applicable to any claim sought to be recovered under such theory. The foregoing sentence shall not be applicable to any claim for breach of any provision of Article VII. This
Section 12.6 shall survive any termination of this Agreement.


                                  ARTICLE XIII
                        TERMINATION, AMENDMENT AND WAIVER

     13.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (i) by mutual consent of the Boards of Directors, Executive Committees or Managers of Seller and Buyer.

          (ii) by Seller if there has been a breach by Buyer of a representation, warranty or agreement contained herein or if any condition contained in this Agreement or the Related Agreements which must be met by Buyer becomes impossible to fulfill within a reasonably short period of time;

          (iii) by Buyer if there has been a breach by Seller of any representation or warranty or agreement contained herein or if any condition contained in this Agreement or the Related Agreements which must be met by Seller or any of the conditions contained in Article IX have not been met or, becomes impossible to fulfill within a reasonably short period of time, or if Buyer is unable to obtain such consents, authorization orders or approvals as may be necessary to permit it to conduct the business of the Facility; and

          (iv) by Seller or Buyer if the Closing has not occurred by 11:59 p.m. New Hampshire time, July 29, 1999.

     13.2 Effect of Termination. If this Agreement is terminated as provided in
Section 13.1, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a material breach of a representation or warranty made by another party hereto.

     13.3 Amendment. This Agreement, the Related Agreements and the Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the parties hereto. All representations and warranties which are true and correct as modified and approved in writing by the party to whom the representation and warranty is made shall be deemed true and correct for the purposes of Sections 9.1 and 10.1.

     13.4 Extension, Waiver. At any time prior to the Closing any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of another party hereto, or (iii) waive compliance of another party hereto with the Agreement or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

     13.5 Termination of ATH's Obligations. Upon the closing of the transactions contemplated by this Agreement and/or the documents contemplated hereto, ATH shall be relieved and released of any and all obligations, understandings and liabilities of any nature whatsoever relating to or in connection with such transactions.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

     14.1 Option to Purchase Shares of Electric. Notwithstanding anything herein to the contrary, Buyer may elect, in its sole and absolute discretion, upon notice to Seller not less than ten (10) days prior to the Closing, to purchase all of the outstanding shares of capital stock of Electric rather than purchasing the assets of Electric constituting Purchased Assets, in which case
(i) Buyer shall assume solely the Assumed Liabilities with respect to Crown and Railway specified in Section 2.3, and (ii) Seller will make such representations as are necessary and appropriate to reflect the change from a sale of assets to a sale of shares.

     14.2 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) delivered via one-day overnight courier, (iii) transmitted by telefax, or (iv) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

               (a)  If to Seller to:

                      Crown Paper Co.
                      300 Lakeside Drive

                      Oakland, CA  94612-3592
                      Attention:  General Counsel
                      Telefax No.:  (510) 874-3595

                      with a copy to:

                      Sulloway & Hollis, P.L.L.C.
                      9 Capitol Street, P.O. Box 1256
                      Concord, NH  03302-1256
                      Attention: John M. Sullivan, Esq.
                      Telefax No.:  (603) 226-2404

               (b) If to Buyer:

                      Pulp & Paper of America LLC
                      135 Engineers Road
                      Hauppauge, NY  11788
                      Attention:  Mr. Mehdi Gabayzadeh
                      Telefax No.:  (516) 435-8980

                      with a copy to:

                      Mandel & Resnik P.C.
                      220 East 42nd Street
                      New York, NY  10017
                      Attention:  Nicholas J. Kaiser, Esq.
                      Telefax No.:  (212) 573-0067

If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by one-day overnight courier, notice shall be deemed to have been given on the next business day following delivery to the courier. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted. Notices and other communications given by attorneys for Seller and Buyer shall be deemed given by, respectively, Seller and Buyer.

     14.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     14.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.5 Waiver. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless so expressly stated in writing.

     14.6 Modification. This Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all of the parties to this Agreement.

     14.7 Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

     14.8 Stricken Words or Phrases. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated had never appeared in this Agreement.

     14.9 Number and Gender. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     14.10 Miscellaneous. This Agreement and all Schedules hereto and the other Seller Documents and the instrument of Assumption to be delivered at the Closing by Buyer (i) constitute the entire agreement of the parties as to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof;
(ii) are not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and (iv) shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto.

     14.11 Specific Performance. Seller acknowledges that the acquisition of the Purchased Assets is a vital, necessary and unique part of the Buyer's strategic plan, and that any breach of this Agreement by Seller could not be adequately compensated by monetary damages. Accordingly, if Seller breaches its obligations under this Agreement, the Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement.

     14.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Buyer and Seller hereby expressly consent to the jurisdiction of the Supreme Court of the State of New York with respect to any action or proceeding between Buyer and Seller with respect to this Agreement or any rights or obligation of such party pursuant to this Agreement and each of Buyer and Seller agrees that the venue shall lie in Suffolk County, New York. Each party to this Agreement waives trial by jury in any such action or proceeding and consents to the service of process in any such action or proceeding in the manner provided for notices and other communications in Section 14.2.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                                            Crown Paper Co.

                                            By /s/ Robert A. Olah
                                               ---------------------------------
                                               Robert A. Olah
                                               President


                                            Berlin Mills Railway, Inc.


                                            By /s/ Robert A. Olah
                                               ---------------------------------
                                               Robert A. Olah
                                               President


                                            Crown Vantage New Hampshire
                                            Electric, Inc.

                                            By /s/ Robert A. Olah
                                               ---------------------------------
                                               Robert A. Olah
                                               President


                                            American Tissue Holdings Inc.


                                            By /s/ Mehdi Gabayzadeh
                                               ---------------------------------
                                               Mehdi Gabayzadeh
                                               President


                                            Pulp & Paper of America LLC


                                            By /s/ Mehdi Gabayzadeh
                                               ---------------------------------
                                               Mehdi Gabayzadeh
                                               Manager